Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND COMBINATION
among
CLAYTON ACQUISITION CORPORATION,
WHEELING-PITTSBURGH CORPORATION,
WALES MERGER CORPORATION,
ESMARK INCORPORATED,
and
CLAYTON MERGER, INC.
Dated as of March 16, 2007
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     AGREEMENT AND PLAN OF MERGER AND COMBINATION (this “Agreement”), dated as of March 16, 2007, among Clayton Acquisition Corporation, a Delaware corporation formed by Esmark (“NewCo”), Wheeling-Pittsburgh Corporation, a Delaware corporation (“WPC”), Wales Merger Corporation, a Delaware corporation (“WPC Merger Sub”) and wholly owned subsidiary of NewCo, Esmark Incorporated, a Delaware corporation (“Esmark”), and Clayton Merger, Inc., a Delaware corporation (“Esmark Merger Sub”) and wholly owned subsidiary of NewCo. Certain terms used in this Agreement are used as defined in Section 8.10.
     WHEREAS, the Boards of Directors of the parties hereto (WPC acting with the recommendation of the Special Committee for approval) have unanimously approved this Agreement and deem it advisable and in the best interests of their respective corporations and stockholders that WPC and Esmark enter into a strategic business combination to advance the long-term business interests of WPC and Esmark; and
     WHEREAS, such strategic business combination of WPC and Esmark will be effected pursuant to the terms of this Agreement by means of separate transactions, the consummation of each of which is a condition to the consummation of the other, in which WPC Merger Sub will merge with and into WPC (the “WPC Merger”), and Esmark Merger Sub will merge with and into Esmark (the “Esmark Merger”), whereupon WPC and Esmark will each become a wholly owned subsidiary of NewCo, and the stockholders of WPC and the stockholders of Esmark will become stockholders of NewCo (the “Combination”); and
     WHEREAS, on or before the completion of the Combination, NewCo will change its name to “Esmark Incorporated”; and
     WHEREAS, as an inducement and a condition to WPC entering into this Agreement, certain stockholders of Esmark have entered into a Voting Agreement with WPC (the “Voting Agreement”), dated as of the date hereof pursuant to which each such stockholder has, among other things, agreed to vote or consent in writing with respect to such shares of Esmark Common Stock and/or Esmark Preferred Stock owned thereby in favor of the transactions contemplated herein in connection with the Esmark Stockholder Approval (as defined below), in each case upon the terms and subject to the conditions set forth in the Voting Agreement; and
     WHEREAS, for Federal income tax purposes, it is intended that the Combination shall qualify either (i) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or (ii) as an integrated series of transfers under Section 351 of the Code.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
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ARTICLE I
THE COMBINATION
     1.1 The Combination.
          (a) The WPC Merger. At the Effective Time, WPC Merger Sub shall be merged with and into WPC in accordance with the DGCL and upon the terms set forth in this Agreement, and the separate existence of WPC Merger Sub will cease and WPC shall be the surviving corporation. As a result of the WPC Merger, WPC shall become a wholly owned direct subsidiary of NewCo.
          (b) The Esmark Merger. At the Effective Time, Esmark Merger Sub shall be merged with and into Esmark in accordance with the DGCL and upon the terms set forth in this Agreement, and the separate existence of Esmark Merger Sub will cease and Esmark shall be the surviving corporation under the name “Esmark Steel Service Group, Inc.” or such other name as NewCo may determine in it sole discretion. As a result of the Esmark Merger, Esmark shall become a wholly owned direct subsidiary of NewCo.
          (c) The Certificates of Merger; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement: (i) a certificate of merger in such form as is required in order to effect the WPC Merger under the relevant provisions of the DGCL, and (ii) a certificate of merger in such form as is required in order to effect the Esmark Merger under the relevant provisions of the DGCL (collectively, the “Certificates of Merger”) shall each be duly prepared, executed and acknowledged by the appropriate party or parties and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL, as soon as practicable on or prior to the Closing Date. The Combination, including the WPC Merger and the Esmark Merger, shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificates of Merger (the “Effective Time”).
     1.2 Closing. The closing of the Combination (the “Closing”) shall take place at 10:00 a.m. (Pittsburgh local time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of McGuireWoods LLP, Dominion Tower, 625 Liberty Avenue, 23rd Floor, Pittsburgh, Pennsylvania 15222, unless another date or place is agreed to in writing by the parties hereto.
     1.3 Certificates of Incorporation and By-laws.
          (a) On or immediately before the Closing Date, NewCo shall amend and restate its certificate of incorporation and by-laws to conform with the certificate of incorporation and by-laws set forth in Exhibit A attached hereto.
          (b) At the Effective Time, the certificate of incorporation and by-laws of WPC Merger Sub as in effect immediately prior to the WPC Merger (substantially in the form
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attached hereto as Exhibit B or as the same may be amended pursuant to mutual consent of NewCo, WPC Merger Sub and WPC prior to the Effective Time) shall become the certificate of incorporation and by-laws of WPC as the surviving corporation of the WPC Merger; and
          (c) At the Effective Time, the certificate of incorporation and by-laws of Esmark Merger Sub (substantially in the form attached hereto as Exhibit C) as in effect immediately prior to the Effective Time shall become the certificate of incorporation and by-laws of Esmark as the surviving corporation of the Esmark Merger.
     1.4 Directors and Officers.
          (a) NewCo:
     (i) At the Effective Time, the directors of NewCo shall be comprised of thirteen (13) directors, consisting of all eleven (11) directors of WPC as of the date hereof and two (2) designees of Esmark, or such replacements as may be approved by Esmark and WPC prior to the Closing Date, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of NewCo.
     (ii) At the Effective Time, the officers of NewCo shall be those persons identified on Exhibit D. Such officers shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of NewCo.
          (b) WPC:
     (i) The directors of WPC Merger Sub shall be the directors of WPC as the surviving corporation of the WPC Merger. Such directors shall serve as directors of WPC until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of WPC as in effect beginning at the Effective Time.
     (ii) The officers of WPC shall continue to be the officers of WPC as the surviving corporation of the WPC Merger. Such officers shall hold such offices until their respective successors are duly appointed and qualified of their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of WPC as in effect beginning at the Effective Time.
          (c) Esmark:
     (i) The directors of Esmark Merger Sub shall be the directors of Esmark as the surviving corporation of the Esmark Merger. Such directors shall serve as directors of Esmark until their respective successors are duly elected or
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appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Esmark as in effect beginning at the Effective Time.
     (ii) The officers of Esmark shall continue to be the officers of Esmark as the surviving corporation of the Esmark Merger. Such officers shall hold such offices until their respective successors are duly appointed and qualified of their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Esmark as in effect beginning at the Effective Time.
ARTICLE II
EFFECT OF THE COMBINATION ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
STOCK OPTIONS
     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Combination, including the WPC Merger and the Esmark Merger, and without any action on the part of the holder of any shares of WPC Common Stock, Esmark Common Stock, Esmark Preferred Stock or capital stock of NewCo, WPC Merger Sub or Esmark Merger Sub:
          (a) Conversion of WPC Merger Sub Shares. The issued and outstanding shares of the capital stock of WPC Merger Sub shall be converted into and become 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of WPC, as the surviving corporation of the WPC Merger.
          (b) Conversion of Esmark Merger Sub Shares. The issued and outstanding shares of the capital stock of Esmark Merger Sub shall be converted into and become 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of Esmark, as the surviving corporation of the Esmark Merger.
          (c) Conversion of the Esmark Shares. Subject to Section 2.10, stockholders of Esmark shall be entitled to receive the following (the “Esmark Merger Consideration”):
     (i) Each issued and outstanding share of Esmark Common Stock (each, an “Esmark Common Share”), other than Esmark Common Shares issued and held in the treasury of Esmark, shall be converted into and shall become, by virtue of the Esmark Merger and without any further action by the holder thereof, the right to receive the Esmark Exchange Amount of shares of common stock, par value $0.001, of NewCo (“NewCo Common Stock”); and
     (ii) Each issued and outstanding share of Esmark Preferred Stock shall be converted into and shall become by virtue of the Esmark Merger and without any further action by the holder thereof, the right to receive the number of shares of NewCo Common Stock equal to the product of (x) the Esmark Exchange Amount and (y) the Series A Conversion Amount.
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          (d) For purposes of this Agreement:
               “Esmark Exchange Amount” means the number of shares equal to the quotient obtained by dividing (i) the sum of (A) 17,500,000 (a fixed amount through the Effective Time, subject to Section 2.9(b)) and (B) the quotient obtained by dividing (x) the Additional Esmark Equity by (y) $20.00 by (ii) the total number of shares of Esmark Common Stock outstanding as of the Effective Time (including the aggregate number of shares of Esmark Common Stock into which the Esmark Preferred Stock is convertible at the Series A Conversion Amount).
               “Series A Conversion Amount” means the quotient obtained by dividing (i) the “Liquidation Value” (as defined in the Series A Certificate of Designation and determined as of the Closing Date in accordance with such Series A Certificate of Designation) of such share of Esmark Preferred Stock plus the amount of all accrued and unpaid dividends on such share of Esmark Preferred Stock as of the Closing Date, by (ii) the “Conversion Price” (as defined in the Series A Certificate of Designation and determined as of the Closing Date in accordance with such Series A Certificate of Designation).
               “Series A Certificate of Designation” means the Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of Esmark Incorporated, dated May 9, 2005, as amended on July 28, 2006 and January 10, 2007 and as may be further amended from time to time in accordance with the terms thereof.
               “Additional Esmark Equity” means the aggregate cash proceeds in U.S. dollars (net of underwriting discounts, commissions and expenses, as reasonably determined by Esmark and WPC) received by Esmark or its Subsidiaries after the date hereof and prior to the Effective Time, in connection with the issuance of shares of Esmark Common Stock or Esmark Preferred Stock.
               Not less than ten (10) days prior to the Closing, Esmark shall prepare and deliver to WPC for its review the Esmark Closing Balance Sheet and a detailed report setting forth Esmark’s calculation of the Additional Esmark Equity, together with such supporting documentation as WPC may reasonably request. Esmark and WPC shall mutually agree on the final calculation of the Additional Esmark Equity not less than seven (7) days prior to the Closing. If Esmark and WPC cannot mutually agree on the final calculation of the Additional Esmark Equity, the dispute shall be referred to Ernst & Young LLP (the “Arbiter”), as an arbitrator to finally resolve, as soon as practicable, the final amount of the Additional Esmark Equity. The Arbiter shall select as a resolution the position of either Esmark or WPC as the final amount of Additional Esmark Equity (based solely on the presentations and supporting material provided by Esmark and WPC and not pursuant to any independent review) and may not impose an alternative resolution. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Additional Esmark Equity in the absence of fraud or manifest error.
          (e) Conversion of the WPC Shares. Subject to Sections 2.2(g) and 2.2(h) hereof, each issued and outstanding share of WPC Common Stock (each, a “WPC Common Share”), other than WPC Common Shares issued and held in the treasury of WPC as of the
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Effective Time, shall be converted into the right to receive, subject to the election of the WPC Stockholder thereof, the following (the “WPC Merger Consideration”):
     (i) one share of NewCo Common Stock (the “Stock Consideration”) (the ratio of 1 to 1 being referred to herein as the “WPC Exchange Ratio”); or
     (ii) (A) one share of NewCo Common Stock and (B) one non-transferable right to subscribe for and purchase a newly issued share of NewCo Common Stock (each, a “Purchase Right”) for each WPC Common Share held by such WPC Stockholder. Each Purchase Right shall entitle the WPC Stockholder thereof to purchase from NewCo one share of NewCo Common Stock at a price of $19.00 per share (the “Subscription Price”) (collectively, the “Rights Consideration”). Purchase Rights shall be exercisable, in whole or in part by the holders thereof, for ten (10) days following the Effective Time (the “Rights Option Period”), provided, that the NewCo Board of Directors may extend such period with the consent of the FMA Stockholders; or
     (iii) (A) one share of NewCo Common Stock and (B) one non-transferable right to require NewCo to repurchase such newly issued share of NewCo Common Stock at a purchase price of $20.00 per share (each, a “Put Right”). Each Put Right shall entitle the WPC Stockholder thereof to sell to NewCo one share of NewCo Common Stock at a price of $20.00 per share (the “Put Price”) (collectively, the “Put Consideration”). Put Rights shall be exercisable, in whole or in part by the holders thereof, if at all, during the Rights Option Period.
          (f) Cancellation of Shares.
     (i) Each WPC Common Share issued and held in the treasury of WPC or owned of record by Esmark Merger Sub or any indirect subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no consideration shall be exchangeable therefor.
     (ii) Each Esmark Common Share issued and held in the treasury of Esmark or owned of record by WPC Merger Sub or any indirect subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no consideration shall be exchangeable therefor.
          (g) Creditor Reserved Shares. At the Effective Time, by virtue of the Combination, the right of any creditor of WPC to receive a Creditor Reserved Share shall be converted into the right to receive one share of NewCo Common Stock.
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     2.2 WPC Stockholder Election and Allocation Procedures.
          (a) Paying Agent, Exchange Agent; Exchange Fund. Not less than three (3) Business Days prior to the mailing of the Proxy Statement, WPC and Esmark shall jointly designate a bank or trust company to act as paying agent and exchange agent hereunder (the “Exchange Agent”) for the purpose of paying cash with respect to WPC Common Shares over which the election to receive the Put Consideration has been made and exercised and exchanging WPC Common Shares, Esmark Common Shares, and shares of Esmark Preferred Stock for shares of NewCo Common Stock. When and as needed, NewCo shall deposit with the Exchange Agent, for exchange in accordance with this Article II, funds payable and certificates representing the shares of NewCo Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of WPC Common Shares, Esmark Common Shares, and shares of Esmark Preferred Stock (such funds, together with shares of NewCo Common Stock, any dividends or other distributions with respect to such shares of NewCo Common Stock with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”).
          (b) WPC Exchange. Each WPC Stockholder shall be entitled to, subject to the allocation and election procedures set forth in this Section 2.2:
     (i) elect to receive the WPC Merger Consideration entirely in shares of NewCo Common Stock (a “Stock Election”); or
     (ii) elect to receive the WPC Merger Consideration entirely in shares of NewCo Common Stock and Purchase Rights (a “Rights Election”); or
     (iii) elect to receive the WPC Merger Consideration in shares of NewCo Common Stock and Put Rights (a “Put Election”; and any Stock Election, Rights Election or Put Election, shall be referred to herein as an “Election”).
Each WPC Common Share for which an Election is not properly or timely made (each a “Non-Electing WPC Share”) shall be converted into the right to receive the Stock Consideration.
          (c) Form of Election. All such Elections shall be made on a form furnished by NewCo for that purpose (a “Form of Election”) in form and substance reasonably satisfactory to each of WPC and Esmark. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any certificates of WPC Common Shares (the “WPC Certificates”) shall pass only upon proper delivery of the Form of Election and any WPC Certificates. As soon as practicable after the Form S-4 is declared effective by the SEC, WPC shall mail or cause to be mailed the Form of Election (along with the Proxy Statement) to all persons who are record holders of WPC Common Shares as of the record date for the WPC Stockholders Meeting. The Form of Election shall be used by each WPC Stockholder (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make an Election for any and all WPC Common Shares held by such holder.
          (d) Election Procedure. An Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Pittsburgh local
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time, on the date of the WPC Stockholders Meeting (the “Election Date”) (i) a Form of Election properly completed and signed and accompanied by (x) Certificates representing the WPC Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of WPC, (y) by an appropriate guarantee of delivery of such WPC Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), or (z) such other documentation reasonably acceptable to the Exchange Agent to effect the Election; provided that such WPC Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) and (ii) any additional and customary documents required by the procedures set forth in the Form of Election. After an Election is validly made with respect to any WPC Common Shares, no further registration of transfers of such shares shall be made on the stock transfer books of WPC, unless and until such Election is properly revoked.
          (e) Revocation of Election. Any Election may be revoked with respect to all or a portion of the WPC Common Shares subject thereto by the record holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., Pittsburgh local time, on the Election Date. In addition, all Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If an Election is revoked with respect to WPC Common Shares represented by the WPC Certificates, the WPC Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.
          (f) Determinations. The determination of the Exchange Agent (or the joint determination of WPC and Esmark, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not an Election has been properly made or revoked pursuant to this Section 2.2 and as to when Elections were received by the Exchange Agent. The Exchange Agent (or WPC and Esmark jointly, in the event that the Exchange Agent declines to make the applicable computation) shall also make all computations as to the proration contemplated by Sections 2.2(g) and 2.2(h), and absent manifest error this computation shall be conclusive and binding.
          (g) Put Election Cap. Notwithstanding the Elections made pursuant to Section 2.2(b), the number of WPC Common Shares eligible to be converted into the right to receive the Put Election shall not exceed 7,500,000 (the “Put Election Cap”). If the aggregate number of WPC Common Shares with respect to which Put Elections have been properly made (each, a “Put Electing Share”) would exceed the Put Election Cap, then the number of Put Electing Shares that each WPC Stockholder who properly made a Put Election and entitled to receive the Put Consideration shall be reduced so as to be equivalent to the product obtained by multiplying (x) the number of Put Electing Shares of such WPC Stockholder by (y) a fraction, the numerator of which is the Put Election Cap and the denominator of which is the aggregate number of all Put Electing Shares. The remaining number of such WPC Stockholder’s Put Electing Shares no longer entitled to the Put Election shall be converted into the right to receive the Stock Consideration.
          (h) Purchase Rights Cap. Notwithstanding the Elections made pursuant to Section 2.2(b), in no event shall the aggregate number of shares for which a Rights Election has
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been made pursuant to this Agreement exceed 10,526,316 (the “Purchase Rights Cap”). If the aggregate number of all Rights Elections (each, a “Rights Electing Share”) that have been made exceeds the Purchase Rights Cap, then the number of Rights Electing Shares that each WPC Stockholder who properly made a Rights Election is entitled to receive shall be reduced so as to be equivalent to the product obtained by multiplying (x) the number of Rights Elections made by such WPC Stockholder by (y) a fraction, the numerator of which is the Rights Election Cap and the denominator of which is the aggregate number of all Rights Electing Shares. The remaining number of such WPC Stockholder’s Rights Electing Shares no longer entitled to the Rights Election shall be converted into the right to receive the Stock Consideration.
     2.3 Esmark Stockholder Exchange. Certificates that immediately prior to the Effective Time represented shares of Esmark Common Stock or Esmark Preferred Stock (the “Esmark Certificates” and, together with the WPC Certificates, the “Certificates”) shall be exchanged in accordance with Section 2.4.
     2.4 Non-Electing WPC Stockholders and Esmark Stockholder Exchange Procedures.
          (a) As soon as reasonably practicable after the Election Date, the Exchange Agent shall send a letter of transmittal and instructions to effect the surrender of the Certificates to (x) each record holder, as of the Effective Time, of Non-Electing WPC Shares (such holders, “Non-Electing WPC Holders”) and (y) each record holder, as of the Effective Time, of shares of Esmark Common Stock and/or Esmark Preferred Stock.
          (b) Each holder of Certificates theretofore evidencing shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with the applicable transmittal form (if such certificate was not surrendered to the Exchange Agent before the Effective Time pursuant to Section 2.2(d)), shall be entitled to receive in exchange therefor the Esmark Merger Consideration or the WPC Merger Consideration deliverable in respect of the shares evidenced by the Certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Certificates for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (c) All shares of NewCo Common Stock to be issued pursuant to the Combination shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions with respect to NewCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NewCo Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of dividends or other distributions, payable with respect to that number of whole shares of NewCo Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to NewCo Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends
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or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of NewCo Common Stock.
          (d) All shares of NewCo Common Stock and/or cash issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.4(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock, previously represented by such Certificates, and at the Effective Time, the stock transfer books of WPC and Esmark shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of WPC or Esmark of their respective shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.
          (e) If any Esmark Merger Consideration or WPC Merger Consideration is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such Esmark Merger Consideration or WPC Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.
          (f) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, NewCo will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of NewCo Common Stock deliverable in respect thereof, as determined in accordance with this Article II. When authorizing such issue of the certificate of shares of NewCo Common Stock in exchange therefor, the Board of Directors of NewCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give NewCo a bond in such sum as it may direct as indemnity against any claim that may be made against NewCo with respect to the certificate alleged to have been lost, stolen or destroyed.
          (g) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one hundred eighty (180) days after the Effective Time shall be delivered to NewCo, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to NewCo for payment of their claim for the Esmark Merger Consideration or the WPC Merger Consideration and any dividends or other distributions with respect to shares of NewCo Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Esmark Merger Consideration or WPC Merger Consideration (and all dividends or other
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distributions payable pursuant to Section 2.4(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.4(c)) shall become, to the extent permitted by applicable Law, the property of NewCo, free and clear of all claims or interest of any Person previously entitled thereto.
          (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by NewCo. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, NewCo.
          (i) Any WPC Stockholder that properly makes the Put Election and receives a Put Right which is properly exercised during the Rights Option Period, will be paid in cash the Put Price per share as soon as reasonably practicable but no sooner than ten (10) days after the last day of the Rights Option Period.
     2.5 Retirement of NewCo Common Stock Issued Prior to the Effective Time. NewCo shall not issue any shares of NewCo Common Stock prior to the Effective Time other than shares issued to any person or entity approved by both WPC and Esmark and on terms consistent with the following sentence. Any shares of NewCo Common Stock issued and outstanding immediately prior to the Effective Time shall be re-acquired by NewCo, and cancelled and retired, immediately prior to or at the Effective Time.
     2.6 No Fractional Shares. Neither certificates nor scrip for fractional shares of NewCo Common Stock will be issued in the Combination, but in lieu thereof each holder of WPC Common Stock and each holder of Esmark Common Stock otherwise entitled to a fraction of a share of NewCo Common Stock (after aggregating all fractional shares of NewCo Common Stock that would otherwise be received by such holder) will be entitled hereunder to receive a cash payment, without interest, determined by multiplying such fractional share by $20.00. No such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of NewCo.
     2.7 Withholding Taxes. NewCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, NewCo and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of WPC Common Stock, Esmark Common Stock or Esmark Preferred Stock. If withholding is required with respect to any shares of NewCo Common Stock, NewCo and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal
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to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.
     2.8 Stock Options; Restricted Stock.
          (a) Before the Closing, the Board of Directors of WPC (or, if appropriate, any committee of the Board of Directors of WPC administering the WPC Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) adjust the terms of all outstanding options to purchase WPC Common Shares (the “WPC Stock Options”) granted under the 2003 Management Stock Incentive Plan (the “WPC Stock Incentive Plan”), whether vested or unvested, as necessary to provide that, at the Effective Time, each WPC Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the WPC Stock Options, the number of shares of NewCo Common Stock (rounded down to the nearest whole share) determined by multiplying the number of WPC Common Shares subject to such WPC Stock Option by the WPC Exchange Ratio, at a price per share of NewCo Common Stock equal to (A) the aggregate exercise price for the WPC Common Shares otherwise purchasable pursuant to such WPC Stock Option divided by (B) the aggregate number of shares of NewCo Common Stock deemed purchasable pursuant to such WPC Stock Option (each, as so adjusted, a “WPC Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent;
     (ii) adjust the terms of all outstanding restricted stock unit awards (the “WPC Stock Unit Awards”) granted under the WPC Stock Incentive Plan as necessary to provide that, at the Effective Time, each WPC Stock Unit Award outstanding immediately prior to the Effective Time shall be converted into an award, on the same terms and conditions as were applicable under the WPC Stock Unit Award, of restricted stock units for shares of NewCo Common Stock (rounded down to the nearest whole share) determined by multiplying the number of WPC Common Shares subject to such WPC Stock Unit Award by the WPC Exchange Ratio (each, as so adjusted, an “Adjusted WPC Stock Unit Award”); provided, that the Board of Directors of NewCo, or any applicable committee of such Board, shall, if and to the extent it deems necessary or appropriate, adjust the levels of any performance criteria or goals applicable to vesting or such other terms of the Adjusted WPC Stock Unit Award, in its discretion, to reflect the impact of the transactions contemplated hereby, if any; and
     (iii) make such other changes to the WPC Stock Plans as WPC and Esmark may mutually agree are appropriate to give effect to the Combination, subject to the applicable provisions of the relevant plan.
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          (b) Before the Closing, the Board of Directors of Esmark shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) adjust the terms of any outstanding rights to receive the Earn-Out Shares and warrants to purchase shares of Esmark (each an “Esmark Derivative”), whether vested or unvested, as necessary to provide that, at the Effective Time, each Esmark Derivative outstanding immediately prior to the Effective Time shall be amended and converted into a right to acquire, on the same terms and conditions as were applicable under such Esmark Derivative, the number of shares of NewCo Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares subject to such Esmark Derivative by the Esmark Exchange Amount, at a price per share of NewCo Common Stock equal to (A) the aggregate exercise price for the Esmark Common Shares otherwise purchasable pursuant to such Esmark Derivative divided by (B) the aggregate number of shares of NewCo Common Stock deemed purchasable pursuant to such Esmark Derivative (each, as so adjusted, an “Esmark Adjusted Derivative”), provided that such exercise price shall be rounded to the nearest whole cent; and
     (ii) make such other changes to the Esmark Derivative(s) as WPC and Esmark may mutually agree are appropriate to give effect to the Combination.
          (c) The adjustments provided herein with respect to any WPC Stock Options or Esmark Derivatives that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.
          (d) At the Effective Time, by virtue of the Combination and without the need of any further corporate action, NewCo shall assume each WPC Stock Option, WPC Stock Unit Award, and Esmark Derivative (collectively, the “Derivative Securities”) in accordance with the terms under which it was issued and any applicable agreement by which it is evidenced. At or prior to the Effective Time, NewCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NewCo Common Stock for delivery upon exercise of the Derivative Securities assumed by it in accordance with this Section 2.8. As soon as practicable after the Effective Time, NewCo shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of NewCo Common Stock subject to such Derivative Securities, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Derivative Securities remain outstanding.
          (e) As soon as practicable after the Effective Time, NewCo shall deliver to each holder of Derivative Securities appropriate notices setting forth such holder’s rights pursuant thereto and such Derivative Security shall continue in effect on the same terms and conditions, after giving effect to the Combination and subject to the adjustments required by this Section 2.8.
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          (f) Except as otherwise contemplated by this Section 2.8 and except to the extent required under the respective terms of the Derivative Securities, all restrictions or limitations on transfer and vesting with respect to the Derivative Securities awarded under the Stock Plans or any other plan, program or arrangement of WPC or Esmark or any of their respective Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Derivative Securities after giving effect to the Combination and the assumption by NewCo as set forth above.
     2.9 Adjustments.
          (a) To the WPC Merger Consideration. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a)), if between the date of this Agreement and the Effective Time the outstanding shares of WPC Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the WPC Exchange Ratio, the ratio of shares issuable per share of WPC Common Stock under Section 2.1(e)(ii)(A), the Subscription Price, the per share cash consideration for the Put Consideration, the Put Election Cap and the Purchase Rights Cap shall each be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
          (b) To the Esmark Exchange Amount. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(b)), if between the date of this Agreement and the Effective Time the outstanding shares of Esmark Common Stock or Esmark Preferred Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Esmark Exchange Amount shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
     2.10 Dissenting Shares. Notwithstanding Section 2.1(c), shares of Esmark Common Stock or Esmark Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Esmark Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Esmark Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Esmark Common Stock or Esmark Preferred Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Esmark Merger Consideration. In connection with the Esmark Merger, if the approval of the stockholders of Esmark entitled to notice and to vote thereon is obtained under Section 228 of the DGCL, such written consent shall be obtained not less than twenty-five (25) days prior to the Effective Time and the notice required under Section 262(d)(2) shall be mailed to stockholders of Esmark then-entitled to appraisal rights not more than two (2) days after obtaining such consent.
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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WPC
     WPC hereby represents and warrants to Esmark, Esmark Merger Sub, WPC Merger Sub and NewCo, that except as set forth in the disclosure schedule delivered by WPC to Esmark simultaneously with the execution of this Agreement (the “WPC Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided, that disclosure of any fact or item in any section or subsection of the WPC Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure); and provided, further, that with respect to any representations and warranties made as to the Joint Ventures (other than Mountain State Carbon, LLC), such representations and warranties shall be deemed qualified by Knowledge:
     3.1 Organization, Standing and Power.
          (a) Each of WPC and its Subsidiaries and each Joint Venture is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted except where its failure, individually or in the aggregate, would not reasonably be expected to have a WPC Material Adverse Effect. Each of WPC and its Subsidiaries and each Joint Venture is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a WPC Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operation or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than (A) any effect, change, event, occurrence or state of facts relating to the economy in general, (B) any effect, change, event, occurrence or state of facts relating to the steel industry specifically and, in each case under clauses (A) and (B), not specifically relating to (or disproportionately affecting) such party, (C) changes in GAAP (or any interpretations thereof by a Governmental Authority or quasi-Governmental Authority, including the Financial Accounting Standards Board), or (D) compliance with the terms of, or the taking of any action required by, this Agreement (provided that the exclusion set forth in this clause (D) shall not apply to Sections 3.3(c), 3.4, 4.3(c) and 4.4), or (ii) such party’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated hereby. For purposes of this Agreement, a “WPC Material Adverse Effect” shall mean a Material Adverse Effect with respect to WPC, other than (X) any increase or decrease in trading price or trading volume of the WPC Common Stock or (Y) any Material Adverse Effect
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of WPC directly attributable to an officer and/or director of WPC who is also an officer or director of Esmark or its Affiliates.
          (b) Section 3.1(b) of the WPC Disclosure Schedule lists each Subsidiary of WPC and each Joint Venture, together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of WPC and in each Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable. All shares of capital stock of, or other equity interests in, each Joint Venture, which are beneficially owned by WPC, are owned directly by Wheeling-Pittsburgh Steel Corporation (“WPSC”). Except as set forth in Section 3.1(b) of the WPC Disclosure Schedule, all such outstanding shares of capital stock of, or other equity interests in, each Subsidiary of WPC, and all shares of capital stock of, or other equity interests in, each Joint Venture which are held directly by WPSC, are owned directly or indirectly by WPC free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the WPC Disclosure Schedule, (i) neither WPC nor any of its Subsidiaries or any of the Joint Ventures owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person and (ii) to the extent WPC, any of its Subsidiaries or a Joint Venture owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person, all such capital stock, voting securities and equity interests are owned beneficially and of record by WPC or such Subsidiary or Joint Venture, free and clear of all Liens.
          (c) WPC has delivered to Esmark correct and complete copies of its certificate of incorporation and by-laws (the “WPC Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “WPC Subsidiary Documents”) and of each Joint Venture (the “Joint Venture Documents”), in each case as amended to the date of this Agreement. All such WPC Charter Documents, WPC Subsidiary Documents and Joint Venture Documents are in full force and effect and neither WPC, nor any of its Subsidiaries, or any Joint Venture, is in violation of any of their respective provisions.
     3.2 Capitalization.
          (a) The authorized capital stock of WPC consists of 80,000,000 shares of common stock, par value $0.01 per share (the “WPC Common Stock”) and 20,000,000 shares of preferred stock, par value $0.001 per share (“WPC Preferred Stock”). At the close of business on February 28, 2007, (i) 15,287,293 shares of WPC Common Stock were issued and outstanding (excluding WPC Common Shares held by WPC in its treasury), (ii) 6,666 shares of WPC Common Stock were held by WPC in its treasury, (iii) 940,566 shares of WPC Common Stock were reserved for issuance under WPC Stock Plans (of which 19,221 shares of WPC Common Stock were subject to outstanding WPC Stock Options granted under the WPC Stock Incentive Plan and 318,310 shares of WPC Common Stock were subject to outstanding WPC Stock Unit
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Awards), (iv) 16,469 shares of WPC Common Stock (each, a “Creditor Reserved Share”) were reserved for distribution to creditors pending resolution of certain disputed claims, and (v) no shares of WPC Preferred Stock were issued or outstanding or held in WPC’s treasury.
     All outstanding WPC Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights enforceable against WPC. Included in Section 3.2(a) of the WPC Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive WPC Common Shares granted under the WPC Stock Incentive Plan or otherwise, and, for each such option or other right, the number of WPC Common Shares subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Except as set forth on Section 3.2(a) of the WPC Disclosure Schedule, since December 31, 2006, WPC has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options or other rights referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a), or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of WPC issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of WPC, including any representing the right to purchase or otherwise receive any WPC Common Stock.
          (b) Except as described in the preceding subsection (a) and Section 3.2(b) of the WPC Disclosure Schedule, neither WPC nor any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of WPC. There are no outstanding obligations of WPC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of WPC or any of its Subsidiaries.
     3.3 Authority; Noncontravention; Voting Requirements.
          (a) WPC has all necessary corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the WPC Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by WPC of this Agreement, and the consummation by WPC of the transactions contemplated hereby, have been duly authorized and approved by its Boards of Directors, and except for obtaining the WPC Stockholder Approval for the adoption of this Agreement, no other corporate or other action on the part of WPC is necessary to authorize the execution, delivery and performance by WPC of this Agreement and the consummation by WPC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by WPC and, assuming due authorization, execution and delivery hereof by WPC and
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the other parties hereto, constitutes a legal, valid and binding obligation of WPC, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
          (b) (i) The Special Committee, at a meeting duly called and held, has (A) unanimously determined that the transactions contemplated by the Agreement, including the Combination, are in the best interests of WPC and the stockholders of WPC and (B) recommended that the full Board of Directors approve the transactions contemplated hereby; and (ii) WPC’s Board of Directors (with and without the members of the Board that are employees of WPC recusing themselves), at a meeting duly called and held, has (A) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Combination, (B) resolved to recommend, subject to Section 5.3, that stockholders of WPC adopt this Agreement, and (C) determined that this Agreement and the transactions contemplated hereby, including the Combination, are in the best interests of WPC and the stockholders of WPC.
          (c) Except as set forth in Section 3.3(c) of the WPC Disclosure Schedule, none of the execution and delivery of this Agreement by WPC, the consummation by WPC of the transactions contemplated hereby or the compliance by WPC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the WPC Charter Documents, the WPC Subsidiary Documents or the Joint Venture Documents, (ii) result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or a right of termination or cancellation under, accelerate the performance required by, or trigger any put or call rights, rights of first refusal or any consent rights under, the Joint Venture Documents or (iii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the WPC Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to WPC, any of its Subsidiaries or any Joint Venture or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, WPC, any of its Subsidiaries or any Joint Venture under, any of the terms, conditions or provisions of (i) any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), other than any of the Joint Venture Documents, or (ii) any Permit, to which WPC, any of its Subsidiaries or any Joint Venture is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a WPC Material Adverse Effect.
          (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding WPC Common Shares at the WPC Stockholders Meeting or any adjournment or
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postponement thereof in favor of the adoption of this Agreement (the “WPC Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of WPC or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby.
     3.4 Governmental Approvals. Except for (i) the filing by WPC with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the WPC Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The New York Stock Exchange or The Nasdaq Stock Market, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by WPC and the consummation by WPC of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of WPC to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
     3.5 WPC SEC Documents; Undisclosed Liabilities.
          (a) Except as set forth in Section 3.5(a) of the WPC Disclosure Schedule, WPC has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since August 1, 2003 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “WPC SEC Documents”). None of WPC’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of WPC SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other WPC SEC Documents), all of the WPC SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such WPC SEC Documents, and none of the WPC SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any WPC SEC Document has been revised or superseded by a later-filed WPC SEC Document, none of the WPC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
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          (b) The consolidated financial statements of WPC included in the WPC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly present in all material respects the consolidated financial position of WPC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to WPC and its Subsidiaries, taken as a whole).
          (c) WPC and, to the Knowledge of WPC, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market. WPC has previously disclosed to Esmark all of the information required to be disclosed by WPC’s chief executive officer and chief financial officer to the Board of Directors of WPC or its audit committee pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
          (d) WPC has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to WPC, including its consolidated Subsidiaries, required to be disclosed by WPC in the reports that it files or submits under the Exchange Act is accumulated and communicated to WPC’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by WPC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. WPC’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to WPC’s auditors and the audit committee of the Board of Directors of WPC (x) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect WPC’s ability to record, process, summarize and report financial data and have identified for WPC’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WPC’s internal controls. The principal executive officer and the principal financial officer of WPC have made all certifications required by the Sarbanes-Oxley Act of 2002, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the WPC SEC Documents, and the statements contained in such certifications are complete and correct.
          (e) Except as set forth in Section 3.5(e) of the WPC Disclosure Schedule, WPC is in compliance in all material respects with the provisions of Section 13(b) of the
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Exchange Act. Except as set forth in the WPC SEC Documents filed by WPC and publicly available prior to the date of this Agreement (the “Filed WPC SEC Documents”) or for events (or series of related matters) as to which the amounts involved do not exceed $120,000 and which are not or will not be included in WPC’s annual report on Form 10-K for the year ended December 31, 2006, since the filing of such annual report on Form 10-K for the year ended December 31, 2006, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          (f) None of WPC, any of its Subsidiaries or any Joint Venture has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of WPC prepared in accordance with GAAP or the notes thereto or, in the case of any Joint Venture whose financial results are equity accounted by WPC, on a consolidated balance sheet of such Joint Venture prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of WPC and its Subsidiaries as of December 31, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed WPC SEC Documents or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect.
          (g) Except as and to the extent set forth in Section 3.5(g) of the WPC Disclosure Schedule, none of WPC, any of its Subsidiaries or any Joint Venture is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among WPC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WPC or any of its Subsidiaries in WPC’s or such Subsidiary’s published financial statements or any WPC SEC Documents.
     3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a WPC Material Adverse Effect. Except as disclosed in the Filed WPC SEC Documents, since the Balance Sheet Date (a) WPC, its Subsidiaries and the Joint Ventures have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) none of WPC, any of its Subsidiaries or any Joint Venture has taken any action described in Section 5.2(a) hereof that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of Esmark, would violate such provision. Without limiting the foregoing, except as disclosed in the Filed WPC SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of WPC or any of its Subsidiaries which materially affects the use thereof.
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     3.7 Legal Proceedings. Except as set forth in Section 3.7 of the WPC Disclosure Schedule, there is no pending or, to the Knowledge of WPC, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, WPC, any of its Subsidiaries, any Joint Venture or, to the Knowledge of WPC, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have a WPC Material Adverse Effect, and there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of WPC, threatened to be imposed) upon WPC, any of its Subsidiaries, any Joint Venture or, to the Knowledge of WPC, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) or the assets of WPC, any of its Subsidiaries or any Joint Venture, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a WPC Material Adverse Effect.
     3.8 Compliance with Laws; Permits.
          (a) WPC and its Subsidiaries and the Joint Ventures are in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to WPC or any of its Subsidiaries or any Joint Venture, any of their properties or other assets or any of their businesses or operations. WPC and each of its Subsidiaries and each Joint Venture hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold such a Permit would not have a WPC Material Adverse Effect. Except as set forth in Section 3.8(a) of the WPC Disclosure Schedule, WPC, its Subsidiaries and the Joint Ventures are in compliance in all material respects with the terms of all Permits. Except as set forth in Section 3.8(a) of the WPC Disclosure Schedule, since December 31, 2004, none of WPC, any of its Subsidiaries, or any Joint Venture has received written notice to the effect that a Governmental Authority (a) claimed or alleged that WPC, any of its Subsidiaries or any Joint Venture was not in compliance with all Laws applicable to WPC, any of its Subsidiaries or any Joint Venture, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.
          (b) Except as set forth in Section 3.8(b) of the WPC Disclosure Schedule or as would not have, individually or in the aggregate, a WPC Material Adverse Effect, none of WPC, any of its Subsidiaries or any Joint Venture, or, to the Knowledge of WPC, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to
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any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.
     3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Esmark set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of WPC specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by NewCo in connection with the issuance of shares of NewCo Common Stock in the Combination (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of WPC, and at the time of the WPC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, WPC makes no representation or warranty with respect to any information supplied by or on behalf of Esmark, Esmark Merger Sub, WPC Merger Sub or NewCo for inclusion or incorporation by reference in any of the foregoing documents.
     3.10 Tax Matters.
          (a) WPC, each of its Subsidiaries and each Joint Venture has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by WPC, any of its Subsidiaries or any Joint Venture, have been timely paid.
          (b) The unpaid Taxes of WPC, its Subsidiaries and the Joint Ventures (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing
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Date in accordance with the past custom and practice of WPC, its Subsidiaries and the Joint Ventures in filing their Tax Returns.
          (c) Except as set forth on Schedule 3.10(c) of the WPC Disclosure Schedule, neither WPC nor any of its Subsidiaries nor any Joint Venture has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.
          (d) Neither WPC nor any of its Subsidiaries nor any Joint Venture has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.
          (e) Neither WPC nor any of its Subsidiaries nor any Joint Venture has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, other than the affiliated group of which WPC is the common parent or (ii) any liability for the Taxes of any Person (other than WPC, any of its Subsidiaries or any Joint Venture).
          (f) To the Knowledge of WPC, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of WPC, any of its Subsidiaries or any Joint Venture, and no written notice thereof has been received by WPC, any of its Subsidiaries or any Joint Venture and, none is threatened. No issue has been raised by any taxing authority in any presently ongoing Tax audit that could be material and adverse to WPC, any of its Subsidiaries or any Joint Venture for any period after the Effective Time. Neither WPC nor any of its Subsidiaries nor any Joint Venture has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.
          (g) To the Knowledge of WPC, it has not received any written claim from any Governmental Authority in a jurisdiction where WPC or any of its Subsidiaries does not file Tax Returns that WPC, any of its Subsidiaries or any Joint Venture is or may be subject to taxation in that jurisdiction that could give rise to material Taxes.
          (h) WPC has made available to Esmark correct and complete copies of (i) all income and franchise Tax Returns of WPC, its Subsidiaries and the Joint Ventures for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of WPC, any of its Subsidiaries or any Joint Venture.
          (i) No Liens for Taxes exist with respect to any properties or other assets of WPC, any of its Subsidiaries or any Joint Venture, except for Permitted Liens.
          (j) All material Taxes required to be withheld by WPC, any of its Subsidiaries or any Joint Venture have been withheld and have been or will be duly and timely paid to the proper taxing authority.
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          (k) WPC is not, has not been and will not be a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time during the five-year period ending at the Effective Time.
          (l) Neither WPC nor any of its Subsidiaries nor any Joint Venture has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would prevent the Combination from qualifying either (i) as a reorganization under Section 368 of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code.
          (m) Neither WPC, nor any of its Subsidiaries nor any Joint Venture is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
          (n) Neither WPC, nor any of its Subsidiaries nor any Joint Venture will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
          (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
          (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;
          (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);
          (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
          (v) prepaid amount received on or prior to the Closing Date.
          (o) For purposes of this Agreement, (i) “Taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee successor liability in respect of taxes (whether by Contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority
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with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     3.11 Employee Benefits and Labor Matters.
          (a) Section 3.11(a) of the WPC Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all written employment or other compensation agreements, which provide annual salaries or wages exceeding $150,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which WPC or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of WPC or any of its Subsidiaries (collectively, the “WPC Plans”). Section 3.11(a) of the WPC Disclosure Schedule separately sets forth each WPC Plan which is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.
          (b) Correct and complete copies of the following documents with respect to each of the WPC Plans (other than a Multiemployer Plan) have been delivered or made available to Esmark by WPC to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written WPC Plans.
          (c) WPC Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 3.11 applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of WPC or its Subsidiaries.
          (d) WPC Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of WPC Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.
          (e) All contributions required to have been made by WPC or any of its Subsidiaries (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the WPC Plans subject to Title IV of ERISA or Section 412 of the Code.
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          (f) There are no pending material actions, claims or lawsuits arising from or relating to the WPC Plans (other than routine benefit claims), nor does WPC have any Knowledge of facts that could form the basis for any such claim or lawsuit.
          (g) Except as set forth in Section 3.11(g) of the WPC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any WPC Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any WPC Plan.
          (h) Any individual who performs services for WPC or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of WPC or any of its Subsidiaries for U.S. federal income tax purposes by WPC is not an employee for such purposes.
          (i) WPC has previously provided to Esmark a list of each material collective bargaining or other labor union Contract applicable to Persons employed by WPC or any of its Subsidiaries to which WPC or any of its Subsidiaries is a party (each a “WPC Collective Bargaining Agreement”). As of the date of this Agreement, except as set forth on Section 3.11(i) of the WPC Disclosure Schedules, no WPC Collective Bargaining Agreement is being negotiated or renegotiated by WPC or any of its Subsidiaries.
          (j) Except as set forth in Section 3.11(j) of the WPC Disclosure Schedule and as related to the execution, performance and consummation of this Agreement, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of WPC or any of its Subsidiaries, threatened against or involving WPC or any of its Subsidiaries involving any employee of WPC or any of its Subsidiaries or (iii) complaints, charges or claims against WPC or any of its Subsidiaries pending or, to the Knowledge of WPC, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by WPC or any of its Subsidiaries, of any individual. There are no unfair labor practice charges pending or, to the Knowledge of WPC or any of its Subsidiaries, threatened by or on behalf of any employee or former employee of WPC or any of its Subsidiaries.
          (k) WPC and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There will not have been any “mass layoff” or “plant closing” (as defined by WARN) with respect to WPC or any of its Subsidiaries within the six (6) months prior to the Closing.
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          (l) Except as set forth in Section 3.11(l) of the WPC Disclosure Schedule, neither WPC nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.
     3.12 Environmental Matters.
          (a) Except for those matters set forth in Section 3.12(a) of the WPC Disclosure Schedule or that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect, (A) each of WPC and its Subsidiaries is, and since August 1, 2003 has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of WPC, threatened against WPC or any of its Subsidiaries or any real property currently or, to the Knowledge of WPC, formerly owned, operated or leased by WPC or any of its Subsidiaries, (C) neither WPC nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (D) no facts, circumstances or conditions exist with respect to WPC or any of its Subsidiaries or any property currently (or, to the Knowledge of WPC, formerly) owned, operated or leased by WPC or any of its Subsidiaries or any property to or at which WPC or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in WPC or any of its Subsidiaries incurring Environmental Liabilities.
          (b) Except for those matters set forth in Section 3.12(b) of the WPC Disclosure Schedule, to the Knowledge of WPC, no facts, circumstances or conditions exist with respect to the Joint Ventures or any real property currently or formerly owned or operated by the Joint Ventures, or to or at which the Joint Ventures transported or arranged for disposal or treatment of Hazardous Materials, including any failure to comply with, any pending or threatened investigation, suit, claim, action or proceeding arising under, or any obligation, liability, order, settlement judgment, injunction or decree, or notice of any of them, relating to Environmental Laws, that would reasonably be expected to result in WPC, any of its Subsidiaries or any Joint Venture incurring Environmental Liabilities, that, individually or in the aggregate, would have a WPC Material Adverse Effect.
          (c) Except as set forth on Section 3.12(c) of the WPC Disclosure Schedule, WPC and its Subsidiaries have not received written notice of any claims or liabilities related to occupational exposure to coal, or coal-related materials, including, but not limited to, claims for “black lung” disease, which are not covered by insurance or would reasonably be expected to result in WPC and its Subsidiaries incurring liabilities, that, individually or in the aggregate, would have a WPC Material Adverse Effect.
          (d) For purposes of this Agreement:
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          (i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
          (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
          (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.
          (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
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     3.13 Contracts.
          (a) Set forth in Section 3.13(a) of the WPC Disclosure Schedule is a list of each of the following Contracts to which WPC, any of its Subsidiaries or any Joint Venture is a party:
     (i) any Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-3 under the Securities Act and an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by WPC with the SEC on the date hereof;
     (ii) any Contract that purports to limit, curtail or restrict the ability of WPC, any of its existing or future Subsidiaries or Affiliates or any Joint Venture to compete in any geographic area or line of business or restrict the Persons to whom WPC, any of its existing or future Subsidiaries or Affiliates or any Joint Venture may sell products or deliver services;
     (iii) any partnership agreement, and all Joint Venture Documents;
     (iv) any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (A) entered into since August 1, 2003 or (B) currently in effect, which requires ongoing performance or imposes ongoing obligations, in each case excluding purchase orders for inventory entered into in the ordinary course of business;
     (v) any (A) material Contract with any Governmental Authority or (B) contract with any director or officer of WPC, any of its Subsidiaries or Affiliates or any Joint Venture;
     (vi) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by WPC, any of its Subsidiaries or any Joint Venture or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by WPC, any of its Subsidiaries or any Joint Venture;
     (vii) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;
     (viii) any voting agreement or registration rights agreement;
     (ix) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of WPC, any of its Subsidiaries or any Joint Venture;
     (x) any customer, client or supply Contract (other than a purchase order received in the ordinary course of business) that involved consideration in
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fiscal year 2006 in excess of $2,000,000 or that is reasonably likely to involve consideration in fiscal year 2007 in excess of $2,000,000;
     (xi) any Contract (other than customer, client or supply Contracts or purchase orders received in the ordinary course of business) that involves consideration (whether or not measured in cash) of greater than $2,000,000;
     (xii) any collective bargaining agreements;
     (xiii) any agreement pursuant to which it has agreed to a “standstill” or similar obligation;
     (xiv) to the extent material to the business or financial condition of WPC and its Subsidiaries, taken as a whole, any (A) lease or rental Contract, (B) product design or development Contract, (C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation; and
     (xv) any commitment or agreement to enter into any of the foregoing; (the Contracts and other documents required to be listed on Section 3.13(a) of the WPC Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “WPC Material Contract”). WPC has heretofore made available to Esmark correct and complete copies of each Material Contract or summaries in the case of customer Material Contracts in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
          (b) Except as separately identified in Section 3.13(b) of the WPC Disclosure Schedule, (i) each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by WPC, its Subsidiaries and the Joint Venture party thereto, subject to the Bankruptcy and Equity Exception; (ii) no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of WPC, any of its Subsidiaries or any Joint Venture is in default under any Material Contract, nor to the Knowledge of WPC does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by WPC and its Subsidiaries and the Joint Ventures party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect; (iv) to the Knowledge of WPC, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPC Material Adverse Effect; and (v) none of WPC, any of its Subsidiaries or any Joint Venture has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect
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under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.
     3.14 Title to Properties. Each of WPC and its Subsidiaries, and each Joint Venture (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets (A) which are reflected on the most recent consolidated balance sheet of WPC included in the Filed WPC SEC Documents as being owned by WPC or one of its Subsidiaries or any Joint Venture (or acquired after the date thereof) and (B) which pertain to the Joint Ventures and are set forth in Section 3.14 of the WPC Disclosure Schedule, and which are, individually or in the aggregate, material to WPC’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (w) Permitted Liens, (x) statutory Liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed WPC SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of WPC included in the Filed WPC SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by WPC’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (A) reflected in the Filed WPC SEC Documents (or acquired after the date thereof) and (B) set forth in Section 3.14 of the WPC Disclosure Schedule, which are, individually or in the aggregate, material to WPC’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed WPC SEC Documents). WPC and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. No Joint Venture owns any interest in any material real property other than as set forth in Section 3.14 of the WPC Disclosure Schedule.
     3.15 Intellectual Property.
          (a) For purposes of this Agreement:
     (i) “WPC Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of WPC, any of its Subsidiaries or any Joint Venture, or owned or held for use by WPC, any of its Subsidiaries or any Joint Venture.
     (ii) “WPC Technology” means all Technology used in or necessary for the conduct of the business of WPC, any of its Subsidiaries or any Joint Venture, or owned or held for use by WPC, any of its Subsidiaries or any Joint Venture.
     (iii) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations,
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continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).
     (iv) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.
     (v) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
          (b) Section 3.15(b) of the WPC Disclosure Schedule sets forth (i) an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by WPC, any of its Subsidiaries or any Joint Venture and (ii) the jurisdictions in which each such material Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
          (c) Except for the Intellectual Property Rights and Technology owned by WPC, any of its Subsidiaries or the Joint Ventures as set forth in Section 3.15(c) of the WPC Disclosure Schedule, WPC and/or one of its Subsidiaries is the sole and exclusive owner of, or
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has valid and continuing rights to use, sell and license, all of WPC Intellectual Property and WPC Technology. To the Knowledge of WPC, and except as would not reasonably be expected to have a WPC Material Adverse Effect, the use, practice or other commercial exploitation of WPC Intellectual Property by WPC, any of its Subsidiaries or any Joint Venture and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of WPC Technology, and the operation of WPC’s, and its Subsidiaries’ businesses and the Joint Ventures’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Section 3.15(c) of the WPC Disclosure Schedule, none of WPC, any of its Subsidiaries or any Joint Venture (i) has received any written or oral notice claiming that the use, practice or other commercial exploitation of WPC Intellectual Property by WPC or any of its Subsidiaries or the Joint Ventures or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of WPC Technology, or the operation of WPC’s, its Subsidiaries’ and the Joint Ventures’ businesses infringes, constitutes an unauthorized use of or misappropriates any Intellectual Property Rights of any third Person, or (ii) is a party to or the subject of any pending or, to the Knowledge of WPC, threatened suit, action, investigation or proceeding which involves a claim (A) against WPC, any of its Subsidiaries or any Joint Venture, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any WPC Intellectual Property or (B) contesting the right of WPC, any of its Subsidiaries or any Joint Venture to use, sell, exercise, license, transfer or dispose of any WPC Intellectual Property or WPC Technology, or any products, processes or materials covered thereby in any manner. None of WPC, any of its Subsidiaries or any Joint Venture has received written notice of any such threatened claim.
          (d) To the Knowledge of WPC, no Person (including employees and former employees of WPC, any of its Subsidiaries or any Joint Venture) is infringing, violating, misappropriating or otherwise misusing any WPC Intellectual Property, and none of WPC, any of its Subsidiaries or any Joint Venture has made any such claims against any Person (including employees and former employees of WPC, any of its Subsidiaries or any Joint Venture).
          (e) WPC, its Subsidiaries and the Joint Ventures have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of WPC, its Subsidiaries and the Joint Ventures.
          (f) WPC, its Subsidiaries and the Joint Ventures own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the businesses of WPC, its Subsidiaries and the Joint Ventures. Except as would not reasonably be expected to have a WPC Material Adverse Effect, the (i) Computer Systems used by WPC, its Subsidiaries and each Joint Venture have functioned consistently and accurately since being installed and (ii) data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are reasonably satisfactory for WPC’s, its Subsidiaries’ and each Joint Venture’s businesses as presently conducted. The Computer Systems used by WPC, its Subsidiaries and each Joint Venture have not failed to any material extent and the data which they process has not been corrupted. WPC, its Subsidiaries and each Joint Venture have taken all reasonable steps in accordance with ordinary industry standards to
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preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.
     3.16 Insurance. Section 3.16 of the WPC Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by WPC, any of its Subsidiaries or any Joint Venture (the “WPC Policies”). The WPC Policies (i) have been issued by insurers which, to the Knowledge of WPC, are reputable and financially sound, (ii) provide coverage for the operations conducted by WPC and its Subsidiaries and the Joint Ventures of a scope and coverage consistent with customary practice in the industries in which WPC and its Subsidiaries and the Joint Ventures operate and (iii) are in full force and effect. None of WPC, any of its Subsidiaries or any Joint Venture is in material breach or default, and none of WPC, any of its Subsidiaries or any Joint Venture have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the WPC Policies. No notice of cancellation or termination has been received by WPC, any of its Subsidiaries or any Joint Venture with respect to any of the WPC Policies.
     3.17 Opinion of Financial Advisor. The Special Committee has received the opinion of UBS Investment Bank (the “WPC Financial Advisor”), a written copy of which will be provided to Esmark as soon as practicable after the date hereof, solely for informational purposes, to the effect that, as of the date hereof, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the WPC Merger Consideration is fair from a financial point of view to the holders of WPC Common Shares (the “Fairness Opinion”). WPC has been authorized by the WPC Financial Advisor to permit the inclusion of the Fairness Opinion in its entirety and/or references thereto or descriptions thereof in the Proxy Statement, subject to prior written consent of the WPC Financial Advisor with respect to form and substance.
     3.18 Brokers and Other Advisors. Except for the WPC Financial Advisor, the fees and expenses of which will be paid by WPC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of WPC or any of its Subsidiaries.
     3.19 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) contemplated by this Agreement with respect to WPC applicable to WPC is applicable to the Combination or the other transactions. The action of the Board of Directors of WPC in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ESMARK
     Esmark hereby represents and warrants to WPC, that except as set forth in the disclosure schedule delivered by Esmark to WPC simultaneously with the execution of this Agreement (the “Esmark Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided, that disclosure of any fact or item in any section or subsection of the Esmark Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure):
     4.1 Organization, Standing and Power.
          (a) Each of Esmark and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted except where its failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esmark (an “Esmark Material Adverse Effect”). Each of Esmark and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Esmark Material Adverse Effect.
          (b) Section 4.1(b) of the Esmark Disclosure Schedule lists all Subsidiaries of Esmark together with the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 4.1(b) of the Esmark Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Esmark have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Esmark free and clear of all Liens. Except as set forth in Section 4.1(b) of the Esmark Disclosure Schedule, (i) neither Esmark nor any Subsidiary of Esmark owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person and (ii) to the extent Esmark or any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person, all such capital stock, voting securities and equity interests are owned beneficially and of record by Esmark or such Subsidiary of Esmark, free and clear of all Liens.
          (c) Esmark has delivered to WPC (i) correct and complete copies of its certificate of incorporation and by-laws (the “Esmark Charter Documents”) and (ii) correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each Subsidiary of Esmark (the “Esmark Subsidiary Documents”), in each case as
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amended to the date of this Agreement. All such Esmark Charter Documents and Esmark Subsidiary Documents are in full force and effect and neither Esmark nor any Subsidiary of Esmark is in violation of any of their respective provisions.
          (d) NewCo owns, beneficially or of record, directly or indirectly, all of the issued and outstanding shares of capital stock of Esmark Merger Sub and WPC Merger Sub. Each of NewCo, Esmark Merger Sub and WPC Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to enter into this Agreement and perform its respective obligations hereunder. There are no issued and outstanding shares of NewCo. All of the issued and outstanding shares of each Esmark Merger Sub and WPC Merger Sub have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, any of NewCo, Esmark Merger Sub or WPC Merger Sub of any shares of their respective shares of its capital stock, other than this Agreement. Since their respective dates of organization, none of NewCo, Esmark Merger Sub and WPC Merger Sub have conducted any business activities, except such as are related to this Agreement and the performance of their respective obligations hereunder.
     4.2 Capitalization.
          (a) The authorized capital stock of Esmark consists of 500,000 shares of common stock, no par value (the “Esmark Common Stock”) and 250,000 shares of Series A convertible preferred stock, $1.00 par value (“Esmark Preferred Stock”). At the close of business on February 28, 2007, (i) 143,052.18525 shares of Esmark Common Stock, (ii) 175,760.43836 shares of Esmark Preferred Stock; and (iii) warrants to purchase 7,371.79488 shares of Esmark Common Stock were issued and outstanding. Also, there exist rights to the issuance of up to 8,988.85381 earn out shares in connection with Esmark’s acquisition of North American Steel Ltd. and Premier Resource Group, LLC (the “Earn-Out Shares”). Except as set forth above in this Section 4.2(a), as of the date of this Agreement there are no shares of capital stock, voting securities or equity interests of Esmark issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Esmark, including any representing the right to purchase or otherwise receive any Esmark Common Stock.
          (b) Except as described in the preceding subsection (a) and Section 4.2 of the Esmark Disclosure Schedule, none of Esmark or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of Esmark. Except as described in Section 4.2 of the Esmark Disclosure Schedule, there are no outstanding obligations of Esmark or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Esmark or any of its Subsidiaries.
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     4.3 Authority; Noncontravention.
          (a) Esmark has all necessary corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Esmark Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Esmark of this Agreement, and the consummation by Esmark of the transactions contemplated hereby, have been duly authorized and approved by its Boards of Directors, and except for obtaining the Esmark Stockholder Approval for the adoption of this Agreement, no other corporate or other action on the part of Esmark is necessary to authorize the execution, delivery and performance by Esmark of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Esmark and, assuming due authorization, execution and delivery hereof by WPC and the other parties hereto, constitutes a legal, valid and binding obligation of Esmark, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Esmark’s Board of Directors, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Combination and (ii) resolved to recommend that the stockholders of Esmark adopt this Agreement.
          (c) Except as set forth in Section 4.3(c) of the Esmark Disclosure Schedule, none of the execution and delivery of this Agreement by Esmark, the consummation by Esmark, of the transactions contemplated hereby or the compliance by Esmark, with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Esmark Charter Documents or the Esmark Subsidiary Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Esmark or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Esmark or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Esmark or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an Esmark Material Adverse Effect.
          (d) The approval of the holders of (i) a majority of the outstanding Esmark Common Shares on an as converted basis (i.e., assuming conversion of the Esmark Preferred Stock), and (ii) a majority of the outstanding shares of Esmark Preferred Stock (the “Esmark Stockholder Approval”) is the only approval of the holders of any class or series of capital stock of Esmark or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby, and assuming compliance by all signatories to the Voting
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Agreement with the material terms thereof, the approval of such signing holders of Esmark Preferred Stock and Esmark Common Stock shall constitute the Esmark Stockholder Approval.
     4.4 Governmental Approvals. Except for (i) the Form S-4 and filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The Nasdaq Stock Exchange or The New York Stock Exchange, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Esmark or its Subsidiaries or the consummation by Esmark or its Subsidiaries of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Esmark, to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
     4.5 Esmark Financial Statements; Undisclosed Liabilities.
          (a) Esmark has delivered to WPC copies of the audited consolidated balance sheets of Esmark and its Subsidiaries as at December 31, 2004 and 2005 and the related audited consolidated statements of income and of cash flows of Esmark and its Subsidiaries for the years then ended, as well as the unaudited consolidated balance sheet of Esmark and its Subsidiaries as at September 30, 2006 and the related unaudited consolidated schedule of income and of cash flows for the nine (9) months then ended (such documents, including the related notes and schedules thereto, are referred to herein as the “Esmark Financial Statements”). The Esmark Financial Statements have been prepared in accordance with GAAP (except as indicated in the notes thereto or as set forth on Section 4.5(a) to the Esmark Disclosure Schedule) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of Esmark and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
          (b) Except as and to the extent set forth in Section 4.5(b) of the Esmark Disclosure Schedule, neither Esmark nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of Esmark and its Subsidiaries or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited consolidated balance sheet of Esmark and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Esmark Financial Statements or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect.
          (c) Except as and to the extent set forth in Section 4.5(c) of the Esmark Disclosure Schedule, neither Esmark nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar
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Contract (including any Contract or arrangement relating to any transaction or relationship between or among Esmark and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Esmark or any of its Subsidiaries in the Esmark Financial Statements.
     4.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have an Esmark Material Adverse Effect. Except as set forth in Section 4.6 of the Esmark Disclosure Schedule, since the Balance Sheet Date, (a) Esmark and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Esmark nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of WPC, would violate such provision. Without limiting the foregoing, since the Balance Sheet Date, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of Esmark or any of its Subsidiaries which materially affects the use thereof.
     4.7 Legal Proceedings. Except as set forth in Section 4.7 of the Esmark Disclosure Schedule: (a) there is no pending or, to the Knowledge of Esmark, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Esmark, any of its Subsidiaries or, to the Knowledge of Esmark, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have an Esmark Material Adverse Effect; and (b) there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Esmark, threatened to be imposed) upon Esmark, any of its Subsidiaries or, to the Knowledge of Esmark, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) or the assets of Esmark or any of its Subsidiaries, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have an Esmark Material Adverse Effect.
     4.8 Compliance with Laws; Permits.
          (a) Except as set forth in Section 4.8(a) of the Esmark Disclosure Schedule, Esmark and its Subsidiaries are in compliance in all material respects with all Laws applicable to Esmark or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Esmark and each of its Subsidiaries hold all Permits to be obtained, in each case necessary for the lawful conduct of their respective businesses, except where the failure to hold such a Permit would not have an Esmark Material Adverse Effect. Except as set forth in Section 4.8(a) of the Esmark Disclosure Schedule, Esmark and its Subsidiaries are in compliance in all material respects with the terms of all Permits. Except as set forth in Section 4.8(a) of the Esmark Disclosure Schedule, since December 31, 2004, neither Esmark, nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that Esmark or any of its Subsidiaries was not in compliance with all Laws applicable
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to Esmark or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.
          (b) Except as set forth in Section 4.8(b) of the Esmark Disclosure Schedule or as would not have, individually or in the aggregate, an Esmark Material Adverse Effect, neither Esmark nor any of its Subsidiaries, or, to the Knowledge of Esmark, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.
     4.9 Information Supplied. Subject to the accuracy of the representations and warranties of WPC set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Esmark specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC by NewCo or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of WPC, and at the time of the WPC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Esmark nor any of its Subsidiaries makes any representation or warranty with respect to any information supplied by or on behalf of WPC for inclusion or incorporation by reference in the Form S-4 or any other documents filed with the SEC.
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     4.10 Tax Matters.
          (a) Esmark and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by Esmark or any of its Subsidiaries have been timely paid.
          (b) The unpaid Taxes of Esmark and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Esmark and its Subsidiaries in filing their Tax Returns.
          (c) Neither Esmark nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.
          (d) Neither Esmark nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.
          (e) Neither Esmark nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, other than the affiliated group of which Esmark is the common company or (ii) any liability for the Taxes of any Person (other than Esmark or any of its Subsidiaries).
          (f) Except as set forth in Section 4.10(f) of the Esmark Disclosure Schedule, to the Knowledge of Esmark, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of Esmark or any of its Subsidiaries, and no written notice thereof has been received by Esmark or any of its Subsidiaries and, none is threatened. No issue has been raised by any taxing authority in any presently ongoing Tax audit that could be material and adverse to Esmark or any of its Subsidiaries for any period after the Effective Time. Neither Esmark nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.
          (g) To the Knowledge of Esmark, it has not received any written claim from any Governmental Authority in a jurisdiction where Esmark or any of its Subsidiaries does not file Tax Returns that Esmark or any of its Subsidiaries is or may be subject to taxation in that jurisdiction that could give rise to material Taxes.
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          (h) Esmark has made available to WPC correct and complete copies of (i) all income and franchise Tax Returns of Esmark and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of Esmark or any of its Subsidiaries.
          (i) No Liens for Taxes exist with respect to any properties or other assets of Esmark or any of its Subsidiaries, except for Permitted Liens.
          (j) All material Taxes required to be withheld by Esmark or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.
          (k) Neither Esmark nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would prevent the Combination from qualifying either (i) as a reorganization under Section 368 of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code.
          (l) Neither Esmark nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
          (m) Neither Esmark nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;
     (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);
     (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
     (v) prepaid amount received on or prior to the Closing Date.
     4.11 Employee Benefits and Labor Matters.
          (a) Section 4.11(a) of the Esmark Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the ERISA) and
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(ii) all written employment or other compensation agreements, which provide annual salaries or wages exceeding $150,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which Esmark or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of Esmark or any of its Subsidiaries (collectively, the “Esmark Plans”). Section 4.11(a) of the Esmark Disclosure Schedule separately sets forth each Esmark Plan which is subject to Title IV of ERISA or is a Multiemployer Plan, or is or has been subject to Sections 4063 or 4064 of ERISA.
          (b) Except as set forth in Section 4.11(b) of the Esmark Disclosure Schedule, correct and complete copies of the following documents with respect to each of the Esmark Plans (other than a Multiemployer Plan) have been delivered or made available to WPC by Esmark to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Esmark Plans.
          (c) The Esmark Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 4.11(c) applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of Esmark.
          (d) The Esmark Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Esmark Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.
          (e) Except as set forth in Section 4.11(e) of the Esmark Disclosure Schedule, all contributions required to have been made under any of the Esmark Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Esmark Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) There are no pending material actions, claims or lawsuits arising from or relating to the Esmark Plans (other than routine benefit claims), nor does Esmark have any Knowledge of facts that could form the basis for any such claim or lawsuit.
          (g) Except as set forth in Section 4.11(g) of the Esmark Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase
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any benefits otherwise payable under any Esmark Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Esmark Plan.
          (h) Any individual who performs services for Esmark or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of Esmark or any of its Subsidiaries for U.S. federal income tax purposes by Esmark is not an employee for such purposes.
          (i) Esmark has previously provided to WPC a list of each material collective bargaining or other labor union Contract applicable to Persons employed by Esmark or any of its Subsidiaries to which Esmark or any of its Subsidiaries is a party (each an “Esmark Collective Bargaining Agreement”). As of the date of this Agreement, except as set forth on Section 4.11(i) of the Esmark Disclosure Schedules, no Esmark Collective Bargaining Agreement is being negotiated or renegotiated by Esmark or any of its Subsidiaries.
          (j) Except as set forth in Section 4.11(j) of the Esmark Disclosure Schedule and as related to the execution, performance and consummation of this Agreement, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of Esmark or any of its Subsidiaries, threatened against or involving Esmark or any of its Subsidiaries involving any employee of Esmark or any of its Subsidiaries or (iii) complaints, charges or claims against Esmark or any of its Subsidiaries pending or, to the Knowledge of Esmark, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Esmark or any of its Subsidiaries, of any individual. There are no unfair labor practice charges pending or, to the Knowledge of Esmark or any of its Subsidiaries, threatened by or on behalf of any employee or former employee of Esmark or any of its Subsidiaries.
          (k) Esmark and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There will not have been any “mass layoff” or “plant closing” (as defined by WARN) with respect to Esmark or any of its Subsidiaries within the six (6) months prior to the Closing.
          (l) Neither Esmark nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.
     4.12 Environmental Matters. Except as set forth in Section 4.12 of the Esmark Disclosure Schedule and those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect, (A) each of
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Esmark and its Subsidiaries is, and since December 31, 2004 has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of Esmark, threatened against Esmark or any of its Subsidiaries or any real property currently or, to the Knowledge of Esmark, formerly owned, operated or leased by Esmark or any of its Subsidiaries, (C) neither Esmark nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to Esmark or any of its Subsidiaries or any property currently (or, to the Knowledge of Esmark, formerly) owned, operated or leased by Esmark or any of its Subsidiaries or any property to or at which Esmark or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in Esmark and its Subsidiaries incurring Environmental Liabilities.
     4.13 Contracts.
          (a) Set forth in Section 4.13(a) of the Esmark Disclosure Schedule is a list of each of the following Contracts to which Esmark or any of its Subsidiaries is a party:
     (i) any Contract that purports to limit, curtail or restrict the ability of Esmark or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Esmark or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;
     (ii) any partnership or joint venture agreement;
     (iii) any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (A) entered into since August 1, 2003 or (B) currently in effect, which requires ongoing performance or imposes ongoing obligations, in each case excluding purchase orders for inventory entered into in the ordinary course of business;
     (iv) any (A) material Contract with any Governmental Authority or (B) contract with any director or officer of Esmark or any of its Subsidiaries or Affiliates;
     (v) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Esmark or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Esmark or any of its Subsidiaries;
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     (vi) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;
     (vii) any voting agreement or registration rights agreement;
     (viii) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of Esmark or any of its Subsidiaries;
     (ix) any customer, client or supply Contract (other than a purchase order received in the ordinary course of business) that involved consideration in fiscal year 2006 in excess of $2,000,000 or that is reasonably likely to involve consideration in fiscal year 2007 in excess of $2,000,000;
     (x) any Contract (other than customer, client or supply Contracts or purchase orders received in the ordinary course of business) that involves consideration (whether or not measured in cash) of greater than $2,000,000;
     (xi) any collective bargaining agreements;
     (xii) any “standstill” or similar agreement;
     (xiii) to the extent material to the business or financial condition of Esmark and its Subsidiaries, taken as a whole, any (A) lease or rental Contract, (B) product design or development Contract, (C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation; and
     (xiv) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 4.13(a) of the Esmark Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(b), each an “Esmark Material Contract”). Esmark has heretofore made available to WPC correct and complete copies of each Esmark Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
          (b) Except as set forth in Section 4.13(b) of the Esmark Disclosure Schedule, (i) each of the Esmark Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Esmark and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception; (ii) no approval, consent or waiver of any Person is needed in order that any Esmark Material Contract continue in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of Esmark or any of its Subsidiaries is in default under any Esmark Material Contract, nor to the Knowledge of Esmark does any condition exist that, with notice or lapse of time or both, would constitute a default
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thereunder by Esmark and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect; (iv) to the Knowledge of Esmark, no other party to any Esmark Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have an Esmark Material Adverse Effect; and (v) none of Esmark or any of its Subsidiaries has received any notice of termination or cancellation under any Esmark Material Contract, received any notice of breach or default in any material respect under any Esmark Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Esmark Material Contract.
     4.14 Title to Properties. Each of Esmark and its Subsidiaries (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets which are reflected in the Esmark Financial Statements as being owned by Esmark or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to Esmark’s businesses or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (w) Permitted Liens, (x) statutory Liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness that is reflected in the Esmark Financial Statements and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by Esmark management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (or acquired after the date thereof) which are, individually or in the aggregate, material to Esmark business or financial condition on a consolidated basis. Each of Esmark and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.
     4.15 Intellectual Property.
     (a) For purposes of this Agreement:
     (i) “Esmark Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of Esmark or any of its Subsidiaries, or owned or held for use by Esmark or any of its Subsidiaries.
     (ii) “Esmark Technology” means all Technology used in or necessary for the conduct of the business of Esmark or any of its Subsidiaries, or owned or held for use by Esmark or any of its Subsidiaries.
          (b) Section 4.15(b) of the Esmark Disclosure Schedule sets forth (i) an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by Esmark or any of its
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Subsidiaries and (ii) the jurisdictions in which each such material Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
          (c) Except for the Intellectual Property Rights and Technology owned by Esmark or any of its Subsidiaries as set forth in Section 4.15(c) of the Esmark Disclosure Schedule, Esmark and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Esmark Intellectual Property and the Esmark Technology. To the Knowledge of Esmark, and except as would not reasonably be expected to have an Esmark Material Adverse Effect, the use, practice or other commercial exploitation of the Esmark Intellectual Property by Esmark or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Esmark Technology, and the operation of Esmark and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Section 4.15(c) of the Esmark Disclosure Schedule, none of Esmark or any of its Subsidiaries (i) has received any written or oral notice claiming that the use, practice or other commercial exploitation of the Esmark Intellectual Property and the Esmark Technology by Esmark or any of its Subsidiaries or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Esmark Technology, or the operation of Esmark and its Subsidiaries’ businesses infringes, constitutes an unauthorized use of or misappropriates any Intellectual Property Rights of any third Person, or (ii) is a party to or the subject of any pending or, to the Knowledge of Esmark, threatened suit, action, investigation or proceeding which involves a claim (A) against Esmark or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Esmark Intellectual Property, or (B) contesting the right of Esmark or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Esmark Intellectual Property or the Esmark Technology, or any products, processes or materials covered thereby in any manner. Neither Esmark nor any Esmark Subsidiary has received written notice of any such threatened claim.
          (d) To the Knowledge of Esmark, no Person (including employees and former employees of Esmark or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Esmark Intellectual Property, and neither Esmark, nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of Esmark or any of its Subsidiaries).
          (e) Esmark and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of Esmark or its Subsidiaries.
          (f) Esmark and its Subsidiaries own, lease or license all Computer Systems that are necessary for the operations of the businesses of Esmark and its Subsidiaries as each is presently conducted. Except as would not reasonably be expected to have an Esmark Material Adverse Effect, the (i) Computer Systems used by Esmark and its Subsidiaries have functioned consistently and accurately since being installed, and (ii) data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems
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as a whole are reasonably satisfactory for Esmark and its Subsidiaries’ businesses as presently conducted. The Computer Systems used by Esmark and its Subsidiaries have not failed to any material extent and the data which they process has not been corrupted. Esmark and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.
     4.16 Insurance. Section 4.16 of the Esmark Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Esmark or any of its Subsidiaries (the “Esmark Policies”). Esmark Policies (i) have been issued by insurers which, to the Knowledge of Esmark, are reputable and financially sound, (ii) provide coverage for the operations conducted by Esmark and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Esmark and its Subsidiaries operate and (iii) are in full force and effect. Neither Esmark, nor any of its Subsidiaries is in material breach or default, and none of Esmark or any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Esmark Policies. No notice of cancellation or termination has been received by Esmark with respect to any of the Esmark Policies. The consummation of the transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any Esmark Policy.
     4.17 Brokers and Other Advisors. Except for JPMorgan Securities, Inc. and Raymond James & Associates, Inc., the fees and expenses of which will be paid by Esmark, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Esmark or any of its Subsidiaries.
     4.18 Internal Accounting Controls. Except as set forth in Section 4.18 of the Esmark Disclosure Schedule, Esmark and each of its Subsidiaries maintains accurate books and records in all material respects reflecting its material assets and material liabilities, and maintains internal accounting controls which provide reasonable assurance that (i) material transactions are executed in accordance with management’s authorization, (ii) material transactions are recorded as necessary to permit preparation of the financial statements of Esmark or any Subsidiary and to maintain accountability for Esmark and each such Subsidiary’s material assets, (iii) access to Esmark or any of its Subsidiaries’ material assets is permitted only in accordance with management’s authorization and (iv) the reporting of Esmark or any of its Subsidiaries’ material assets is compared with existing assets at reasonable intervals.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
     5.1 Preparation of the Form S-4 and the Proxy Statement; WPC Stockholders Meeting; Esmark Stockholder Approval.
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          (a) As soon as practicable following the date of this Agreement, WPC and Esmark shall prepare and WPC shall file with the SEC the Proxy Statement and WPC and Esmark shall prepare and NewCo shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of WPC and Esmark shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to consummate the Combination. WPC shall, subject to Section 5.3, use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of WPC as promptly as practicable after the Form S-4 is declared effective under the Securities Act. NewCo shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of NewCo Common Stock in the Combination. No filing of, or amendment or supplement to, the Form S-4 shall be made by NewCo, and no filing of, or amendment or supplement to, the Proxy Statement, shall be made by WPC, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to WPC, Esmark or any of their respective Affiliates, directors or officers, should be discovered by WPC or Esmark which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of WPC. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Combination and (ii) all orders of the SEC relating to the Form S-4.
          (b) WPC shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “WPC Stockholders Meeting”) for the purpose of obtaining WPC Stockholder Approval. Subject to Section 5.3(c), WPC shall, through the Special Committee and its Board of Directors, recommend to its stockholders adoption of this Agreement (the “WPC Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) the WPC Board Recommendation). Without limiting the generality of the foregoing, WPC’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to WPC of any Takeover Proposal or (ii) any WPC Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, WPC shall not be required to hold the WPC Stockholders Meeting if this Agreement is terminated in accordance with its terms.
          (c) Subject to Section 2.10, Esmark shall, no later than the date of the WPC Stockholders Meeting or such other date as the parties may agree, duly submit to its stockholders
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this Agreement for the purpose of obtaining Esmark Stockholder Approval at a meeting of the stockholders of Esmark, duly called and held (the “Esmark Stockholders Meeting”) or in an action by written consent of the stockholders of Esmark, in each case, in accordance with the DGCL and the Esmark Charter Documents. Esmark shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and shall use commercially reasonable efforts to solicit such approval by its stockholders in accordance with the DGCL and the Esmark Charter Documents. Esmark shall comply with Section 262(d)(1) or (2) of the DGCL, as applicable, with respect to notifying its stockholders of the availability of appraisal rights. As promptly as practicable after obtaining the Esmark Stockholder Approval, but in no event later than two (2) days prior to the Closing Date, Esmark shall notify each of its stockholders who is entitled to appraisal rights of the approval of the Esmark Merger and that appraisal rights are available, pursuant to Section 262 of the DGCL.
     5.2 Conduct of Business.
          (a) WPC. Except with the prior written consent of Esmark, for the matters set forth in Schedule 5.2(a), as expressly permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, WPC shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material WPC Policies, other than changes to such WPC Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except with the prior written consent of Esmark, for the matters set forth in Schedule 5.2(a) as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, WPC shall not, and shall not permit any of its Subsidiaries or, to the fullest extent permitted under the Joint Venture Documents, any of the Joint Ventures to:
     (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (x) WPC may issue WPC Common Shares upon the exercise of WPC Stock Options or the vesting of WPC Stock Unit Awards granted under the WPC Stock Incentive Plan that are outstanding on the date of this Agreement and in accordance with the terms thereof or pursuant to WPC’s profit sharing plan with its employees or agreement with VEBA, or pursuant to WPC’s 401(k) plans set
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forth in Section 3.11(a) of the WPC Disclosure Schedule, each in existence as of the date hereof and copies of which have been provided to Esmark and (y) capital stock, voting securities or equity interests of WPC’s Subsidiaries may be (1) issued to WPC or a direct or indirect wholly owned Subsidiary of WPC and (2) pledged to the extent required under WPC’s existing credit agreement listed in Section 3.13(a) of the WPC Disclosure Schedule; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of WPC to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the WPC Stock Plans or any agreement evidencing any outstanding WPC Stock Option or other right to acquire capital stock of WPC or any restricted stock purchase agreement or any similar or related Contract;
     (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of WPC, any of its Subsidiaries or any of the Joint Ventures, other than (A) borrowings by WPC in the ordinary course of business in amounts not in excess of $475,000,000 in the aggregate outstanding at any time under WPC’s existing credit agreements listed in Section 3.13(a) of the WPC Disclosure Schedule and guarantees of such borrowings issued by WPC’s Subsidiaries to the extent required under the terms of such credit facilities, (B) borrowings from WPC by a direct or indirect wholly owned Subsidiary of WPC in the ordinary course of business consistent with past practice and (C) borrowings by any of the Joint Ventures in the ordinary course of business for which there is no guarantee of by, or recourse against, WPC or any of its Subsidiaries;
     (iii) except as set forth in Schedule 5.2(a) , sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $15,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed in Schedule 5.2(a) , correct and complete copies of which have been made available to Esmark, (C) dispositions of obsolete or worthless assets or (D) transfers among WPC and its wholly owned Subsidiaries;
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     (iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate, except for capital expenditures (1) required to address an emergency (of which WPC shall promptly notify Esmark), (2) subject to the prior written approval of, and in consultation with, Esmark, and (3) provided for in the relevant period in WPC’s Capital Spending Detail 2005 — 2009, as previously provided by WPC to Esmark;
     (v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;
     (vi) except for investments or working capital loans required under the limited liability company agreement of Mountain State Carbon, LLC, make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of WPC or a Joint Venture, which WPC controls, in the ordinary course of business;
     (vii) (A) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to WPC and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict WPC, any Joint Venture or any existing or future Subsidiary or Affiliate of WPC, from engaging in any line of business or in any geographic area, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;
     (viii) (A) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any WPC Plan, grant any awards under any WPC Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or WPC Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or
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to become payable under any WPC Plan as in effect on the date hereof, or terminate or establish any WPC Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable Law or the terms of the agreements set forth in Schedule 5.2(a) (correct and complete copies of which have been made available to Esmark) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;
     (ix) except as set forth on Schedule 5.2(a) , make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
     (x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
     (xi) amend the WPC Charter Documents or the WPC Subsidiary Documents;
     (xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of WPC);
     (xiii) approve any transaction, or any third party becoming an “interested stockholder”, under Section 203 of the DGCL;
     (xiv) except as set forth in Schedule 5.2(a), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of WPC included in the Filed WPC SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
     (xv) issue any broadly distributed written communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Esmark, except for communications in the ordinary course of business that do not relate to the transactions contemplated hereby;
     (xvi) except as set forth in Schedule 5.2(a), settle or compromise any litigation, proceeding or investigation material to WPC and its Subsidiaries taken
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as a whole (this covenant being in addition to WPC’s agreement set forth in Section 5.9 hereof); or
     (xvii) agree, in writing or otherwise, to take any of the foregoing actions.
          (b) Esmark. Except with the prior written consent of WPC acting with the approval of the Special Committee, for the matters set forth in Schedule 5.2(b), as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, Esmark shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material Esmark Policies, other than changes to such Esmark Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except with the prior written consent of WPC acting with the approval of the Special Committee, for the matters set forth in Schedule 5.2(b), as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Esmark shall not, and shall not permit any of its Subsidiaries to:
     (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of Esmark to its parent and dividends of cash by Esmark consistent with Esmark’s obligations under Section 6.3(d)); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under any agreement evidencing any Esmark Derivatives or other rights to acquire capital stock of Esmark or any restricted stock purchase agreement or any similar or related Contract;
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     (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Esmark, other than borrowings by Esmark in the ordinary course of business consistent with past practice;
     (iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $15,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Schedule 5.2(b), correct and complete copies of which have been made available to WPC, (C) dispositions of obsolete or worthless assets or (D) transfers among Esmark and its wholly owned Subsidiaries;
     (iv) except as set forth in Schedule 5.2(b), make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate;
     (v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;
     (vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of Esmark in the ordinary course of business;
     (vii) (A) enter into, terminate or amend any Esmark Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to Esmark and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict Esmark or any existing or future Subsidiary or Affiliate of Esmark, from engaging in any line of business or in any geographic area, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;
     (viii) (A) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus
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or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any Esmark Plan, grant any awards under any Esmark Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or Esmark Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Esmark Plan as in effect on the date hereof, or terminate or establish any Esmark Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable law or the terms of the agreements set forth on Schedule 5.2(b) (correct and complete copies of which have been made available to WPC) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;
     (ix) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
     (x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
     (xi) amend the Esmark Charter Documents;
     (xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Esmark);
     (xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent Esmark Financial Statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
     (xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of WPC, except for
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communications in the ordinary course of business that do not relate to the transactions contemplated hereby;
     (xv) settle or compromise any litigation, proceeding or investigation material to Esmark and its Subsidiaries, taken as a whole;
     (xvi) use the proceeds from any Additional Esmark Equity except (A) for expenditures made in the ordinary course of business consistent with past practice and (B) in compliance with the covenants set forth in this Section 5.2(b) and
     (xvii) agree, in writing or otherwise, to take any of the foregoing actions.
     Notwithstanding the foregoing or any other provision of this Agreement, (i) subject to any applicable Laws, Esmark may sell, redeem, dividend or otherwise dispose of any WPC Common Shares (including the cash equivalent thereof) owned by Esmark or its Subsidiaries; and (ii) prior to the Closing, Esmark shall be permitted to eliminate some or all of the Earn-Out Shares by issuing shares of Esmark Common Stock to the holders of the Earn-Out Shares in amounts not to exceed the total number of possible shares due each such holder, respectively, or in the aggregate, not to exceed the total amount of all such Earn-Out Shares set forth in Section 4.2(a).
     5.3 No Solicitation by WPC, Etc.
          (a) WPC shall, and shall cause its Subsidiaries and WPC and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and request the prompt return or the destruction of all copies of confidential information previously provided to such Persons by WPC, its Subsidiaries or Representatives. WPC shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Takeover Proposal or any inquiry that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than solely to inform a third party of the provisions of this Section 5.3, participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) accept a Takeover Proposal or enter into any agreement related to any Takeover Proposal or (iv) enter into any agreement that would require WPC to abandon the Combination or terminate this Agreement.
     Notwithstanding the foregoing, if the Special Committee and/or the Board of Directors of WPC receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Special Committee determines in good faith (after receiving the advice of a financial advisor of national recognized reputation) that such Takeover Proposal constitutes or is reasonably likely to constitute a Superior Proposal, and with respect to which the Special Committee determines in
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good faith (after considering applicable Law and after consulting with and receiving the advice of outside counsel) that the taking of the actions specified in clauses (A) or (B) of this Section 5.3(a) below (or the Special Committee making a recommendation or report to the Board of WPC with respect to the taking of such actions) is reasonably necessary in order for the Special Committee and/or the Board of WPC to comply with its fiduciary duties to the stockholders of WPC under applicable Law, then WPC may, at any time prior to obtaining WPC Stockholder Approval (but in no event after obtaining WPC Stockholder Approval) and after providing Esmark not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to WPC and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives), but only after such Person enters into a customary confidentiality agreement with WPC (which confidentiality agreement must be no less favorable to WPC (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with WPC and may not restrict WPC from complying with this Section 5.3, and (2) concurrently with its delivery to such Person, WPC delivers to Esmark all such information not previously provided to Esmark, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by WPC’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by WPC. To the fullest extent permitted under the Joint Venture Documents, WPC shall cause the Joint Ventures, their Subsidiaries and the Joint Ventures’ and their Subsidiaries’ Representatives to comply with this Section 5.3. WPC shall provide Esmark with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.
          (b) In addition to the other obligations of WPC set forth in this Section 5.3, WPC shall promptly advise Esmark, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, WPC in respect of any Takeover Proposal, and shall, in any such notice to Esmark, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Esmark reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and WPC shall provide Esmark with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
          (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of WPC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Esmark, the WPC Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby (including the Combination), (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “WPC Adverse Recommendation
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Change”) or (iii) cause or authorize WPC or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “WPC Acquisition Agreement”). Notwithstanding the foregoing, any time prior to obtaining the WPC Stockholder Approval, the Special Committee, pursuant to its charter, and/or the Board of Directors of WPC may make a WPC Adverse Recommendation Change and, only upon termination of this Agreement in accordance with Section 7.1(d)(ii), enter into a definitive WPC Acquisition Agreement, (x) following receipt of any Takeover Proposal made after the date hereof with respect to which the Special Committee or Board of Directors of WPC determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a Superior Proposal or (y) if an Esmark Material Adverse Effect has occurred, and, in the case of either (x) or (y), the Board of Directors of WPC determines in good faith (after receiving the advice of its outside counsel) that it is reasonably necessary to do so in order to comply with its fiduciary duties to the stockholders of WPC under applicable Law; provided, however, that no WPC Adverse Recommendation Change may be made and no WPC Acquisition Agreement may be entered into in response to a Superior Proposal until after the fifth (5th) calendar day following Esmark’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the WPC Stockholders Meeting, in which case WPC shall provide as much notice as is reasonably practicable) from WPC (a “WPC Adverse Recommendation Notice”) advising Esmark that the Special Committee or the Board of Directors of WPC intends to make such WPC Adverse Recommendation Change or WPC intends to enter into such WPC Acquisition Agreement and providing a description of the material terms of such Superior Proposal or any other basis for making such WPC Adverse Recommendation Change or entering into such WPC Acquisition Agreement, the most current version of the WPC Acquisition Agreement, if any, and any other information required by Section 5.3(b) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new WPC Adverse Recommendation Notice and a new five (5) calendar day period (unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the WPC Stockholders Meeting, in which case WPC shall provide as much notice as is reasonably practicable)). In determining whether to make a WPC Adverse Recommendation Change or to authorize and approve the entry by WPC or its Subsidiaries into a WPC Acquisition Agreement in response to a Superior Proposal, the Special Committee or the Board of Directors of WPC shall take into account any changes to the terms of this Agreement proposed by Esmark (in response to a WPC Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal (and WPC shall have negotiated in good faith with Esmark during such five (5) calendar day period (to the extent Esmark desires to negotiate) with respect to such changes to the terms of this Agreement proposed by Esmark).
          (d) For purposes of this Agreement:
     “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Esmark and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of
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related transactions) of assets of WPC and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of WPC’s consolidated assets or to which 20% or more of WPC’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of WPC, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of WPC or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving WPC or any of its Subsidiaries; in each case, other than the transactions contemplated hereby.
     “Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of WPC or all or substantially all of the assets of WPC and its Subsidiaries on a consolidated basis, made by a third party, (i) which is not subject to a financing contingency, (ii) which is otherwise on terms and conditions which the Special Committee and the Board of Directors of WPC determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to WPC’s stockholders from a financial point of view than the Combination and the other transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been agreed to by Esmark in writing, and (iii) which is reasonably capable of being completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.
          (e) Nothing in this Section 5.3 shall prohibit the Special Committee or the Board of Directors of WPC from taking and disclosing to WPC’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that there is a reasonable likelihood that failure to so disclose such position would constitute a violation of applicable Law. For purposes of this Agreement (including Article VII), (i) a factually accurate public statement by WPC that merely describes WPC’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of WPC to withdraw or modify, such Board’s recommendation of this Agreement or the transactions contemplated hereby, or an approval or recommendation with respect to such Takeover Proposal and (ii) any “stop, look and listen” communication by the Special Committee or the Board of Directors to the stockholders of WPC pursuant to Rule 14d-9(f) under the Exchange Act or any similar communication to the stockholders shall not constitute a WPC Adverse Recommendation Change, provided that, in no event will WPC, the Board of Directors of WPC or any committee thereof (A) recommend that the stockholders of WPC tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or (B) withdraw or modify WPC Board Recommendation, in each case other than in accordance with Section 5.3.
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     5.4 Reasonable Commercial Efforts.
          (a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable commercial efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the NewCo Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          (b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable commercial efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) WPC and Esmark shall each use its reasonable commercial efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.
          (c) Each of the parties hereto shall use its reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby (including, to the extent permitted by applicable Laws relating to the exchange of information, providing copies of all such documents to the outside antitrust counsel of the other parties prior to the submission of the filing or application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by
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such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable commercial efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, neither Esmark nor WPC shall, without prior written consent of the other, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Esmark or WPC to offer, accept or agree to (A) dispose or hold separate any part of their respective businesses, operations, assets or product lines (or a combination of Esmark’s and WPC’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, NewCo, WPC, Esmark or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby as violative of any Antitrust Law.
     5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by WPC and Esmark. Thereafter, WPC and Esmark shall consult with each other before issuing, and shall give each other reasonable opportunity to review and comment upon, any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Combination or the other transactions contemplated hereby, and shall not issue or cause the publication of any such press release or other public announcement prior to such consultation, except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release.
     5.6 Access to Information; Confidentiality.
          (a) Subject to applicable Laws relating to the exchange of information, WPC, on the one hand, and Esmark, on the other hand, shall, and shall cause each of their respective Subsidiaries to, afford WPC and Esmark, respectively, and their respective Representatives, reasonable access during normal business hours to all of WPC’s, and Esmark and their respective Subsidiaries’ and the Joint Ventures’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and WPC and Esmark shall furnish promptly to each other (i) a copy of each report, schedule and other document filed or submitted by WPC or Esmark, as applicable, pursuant to the requirements of Federal or state securities Laws (and WPC shall deliver to Esmark a copy of each report, schedule and other
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document proposed to be filed or submitted by WPC pursuant to the requirements of Federal securities Laws as promptly as practicable prior to such filing) and a copy of any communication (including “comment letters”) received by WPC or Esmark, as applicable, from the SEC concerning compliance with securities Laws and (ii) all other information concerning WPC or Esmark, as applicable, and their respective Subsidiaries’ and the Joint Ventures’ businesses, properties and personnel as the other may reasonably request, other than the portion of any minutes regarding the deliberations of the WPC Board of Directors or the Board of Directors of Esmark (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives and any materials provided to the WPC Board of Directors or the Board of Directors of Esmark in connection therewith. Notwithstanding the foregoing, neither WPC nor Esmark shall be obligated to provide such access or information if it determines, in its reasonable best judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege in a pending or threatened litigation or governmental investigation. WPC or Esmark, as applicable, shall use reasonable commercial efforts to obtain waivers of any of the foregoing confidentiality obligations and WPC and Esmark shall use reasonable best efforts to enter into appropriate joint defense agreements to preserve attorney-client privilege. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 10, 2005, between Bouchard Group, L.L.C. and WPC (as it may be amended from time to time, the “Confidentiality Agreement”), WPC and Esmark, respectively, and their respective Representatives shall hold information received from each other pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.
          (b) Subject to the conditions in Section 5.6(a), (i) access for Esmark and its Representatives, on the one hand, and WPC, on the other hand, shall include access to all material environmentally related audits, studies, reports, analyses and results of investigations performed with respect to the currently or previously owned, leased or operated properties of WPC or any of its Subsidiaries or WPC and Esmark, respectively, and their respective Representatives shall have the right to conduct (or cause an environmental consultant to conduct) Phase I Environmental Site Assessments and compliance audits at any real property owned, operated or leased by WPC or any of its Subsidiaries, respectively, subject to any restrictions imposed in current leases, and WPC and Esmark, respectively, shall cooperate in connection therewith.
          (c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.
     5.7 Notification of Certain Matters. WPC shall give prompt notice to Esmark, and Esmark shall give prompt notice to WPC, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to NewCo, WPC or Esmark, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby, (iii) the
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discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.
     5.8 Indemnification and Insurance.
          (a) WPC shall, and from and after the Effective Time NewCo shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of WPC or of a Subsidiary of WPC (each, a “WPC Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by a WPC Indemnitee in the WPC Indemnitee’s capacity as a director, officer, employee or agent of WPC or such Subsidiary or taken at the request of WPC or such Subsidiary (including in connection with serving at the request of WPC or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the transactions contemplated hereby), to the fullest extent permitted under applicable Law and provided under the WPC Charter Documents or any existing agreements with such WPC Indemnitee, and (ii) assume all obligations of WPC and such Subsidiaries to the WPC Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the WPC Charter Documents. Without limiting the foregoing, NewCo, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of WPC to contain provisions no less favorable to the WPC Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the WPC Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the WPC Indemnitees. In addition, from and after the Effective Time, NewCo shall, and NewCo shall cause WPC to, pay any expenses (including fees and expenses of legal counsel) of any WPC Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
          (b) Esmark shall, and from and after the Effective Time NewCo shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Esmark or of a Subsidiary of Esmark (each, an “Esmark Indemnitee” and, together with the WPC Indemnitees, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts
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paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Esmark Indemnitee in the Esmark Indemnitee’s capacity as a director, officer, employee or agent of Esmark or such Subsidiary or taken at the request of Esmark or such Subsidiary (including in connection with serving at the request of Esmark or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the transactions contemplated hereby), to the fullest extent permitted under applicable Law and provided under the Esmark Charter Documents or any existing agreements with such Esmark Indemnitee, and (ii) assume all obligations of Esmark and such Subsidiaries to the Esmark Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Esmark Charter Documents. Without limiting the foregoing, NewCo, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of Esmark to contain provisions no less favorable to the Esmark Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Esmark Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Esmark Indemnitees. In addition, from and after the Effective Time, NewCo shall, and NewCo shall cause Esmark to, pay any expenses (including fees and expenses of legal counsel) of any Esmark Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
          (c) For a period of at least six (6) years from the Effective Time, NewCo shall cause to be maintained in effect standard policies of directors’ and officers’ liability insurance in amount and scope at least as favorable as existing policies for WPC and Esmark respectively, including coverage with respect to claims arising from facts or events that occurred on or prior to the Effective Time; or if WPC or Esmark do not obtain such tail policies prior to the Effective Time, then each of WPC and Esmark shall maintain in effect for six (6) years from the Effective Time their current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by such directors’ and officers’ liability insurance policies on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or NewCo may cause WPC and Esmark to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for the insurance specified in this Section 5.8(c) shall exceed 250% of the current aggregate annual premium paid by WPC or Esmark, then NewCo shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 250% of the current aggregate annual premium.
          (d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and
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(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of WPC, Esmark and NewCo under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).
     5.9 Securityholder Litigation. WPC shall give Esmark and NewCo the opportunity to participate in the defense or settlement of any securityholder litigation against WPC and/or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Esmark’s prior written consent if the aggregate of all such settlements is in excess of $5,000,000 exclusive of insurance proceeds or would materially impair the ability of WPC to consummate any of the transactions contemplated hereunder.
     5.10 Fees and Expenses. Except as set forth in this Section 5.10, all fees and expenses incurred in connection with this Agreement, the Combination and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Combination is consummated; provided, however, that (a) WPC and Esmark shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Form S-4 (including financial statements and exhibits) and any amendments or supplements; (b) upon termination of this Agreement by WPC pursuant to Section 7.1(d)(ii), WPC shall reimburse Esmark for all actual out-of-pocket expenses incurred by Esmark relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Esmark’s counsel, accountants and financial advisors), up to a maximum aggregate amount of $2,000,000.00; and (c) upon termination of this Agreement under Section 7.1, WPC shall reimburse, to the extent it has not already done so, Esmark for all of its fees and expenses in connection with the proxy solicitation for the WPC 2006 annual meeting so long as such reimbursement is permitted under Delaware law and the amounts do not exceed those which have been presented to the Special Committee prior to the date hereof or which are otherwise agreed to in writing by the Special Committee.
     5.11 Affiliates. As soon as practicable after the date hereof, each of WPC and Esmark will provide the other with a list identifying all Persons who will be, in its reasonable judgment after review by its counsel, at the time this Agreement is submitted for adoption by the stockholders of WPC, “affiliates” of it for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. Each of WPC and Esmark shall use its reasonable commercial efforts to cause each such Person to deliver to the other at least thirty (30) days prior to the Closing a written agreement substantially in the form attached as Exhibit E. NewCo shall be entitled to place appropriate legends on the certificates evidencing any NewCo Common Stock to be received by such Rule 145 affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for NewCo Common Stock, consistent with the terms of the affiliate agreements.
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     5.12 Reorganization Treatment. WPC and Esmark shall each execute and deliver to Buchanan Ingersoll & Rooney PC, counsel to the Special Committee, and McGuireWoods LLP, counsel to Esmark, certificates in such form and at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinion referred to in Section 6.2 or 6.3, as the case may be. Prior to the Effective Time, neither WPC nor Esmark shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.
     5.13 Rule 16b-3.
          (a) Prior to the Effective Time, WPC and Esmark shall take such steps as may be reasonably requested by any party hereto to cause dispositions of WPC equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of WPC to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”).
          (b) Prior to the Effective Time, Esmark shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of Esmark equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who shall be a director or officer of Esmark immediately following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.
     5.14 Credit Agreements. WPC shall reasonably cooperate with Esmark in taking all commercially reasonable actions related to the Credit Agreements, including, but not limited to, negotiating with the Emergency Steel Loan Guarantee Board (the “ESLGB”) and the lenders under the Credit Agreements to (i) obtain the consent of the ESLGB and the lenders to the Combination; and (ii) ensure that the guarantees of the ESLGB remain in place after the Effective Time.
     5.15 Letters of the Accountants.
          (a) WPC shall use its reasonable efforts to cause to be delivered to Esmark a letter from WPC’s independent accountants dated a date on or prior to (but no more than two (2) Business Days prior to) the date on which the Form S-4 shall become effective addressed to WPC and Esmark, in form and substance reasonably satisfactory to Esmark and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by WPC’s independent accountants shall not result in a failure of a condition to the Closing (including Section 6.2(b)).
          (b) Esmark shall use its reasonable efforts to cause to be delivered to WPC a letter from Esmark’ independent accountants dated a date on or prior to (but no more than two (2) Business Days prior to) the date on which the Form S-4 shall become effective addressed to WPC and Esmark, in form and substance reasonably satisfactory to WPC and customary in
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scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by Esmark’s independent accounts shall not result in a failure of a condition to the Closing (including Section 6.3(b)).
     5.16 Stock Exchange Listing. NewCo shall use its reasonable commercial efforts to cause the shares of NewCo Common Stock to be issued in the Combination to be approved for listing on The Nasdaq Stock Market or The New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.
     5.17 NewCo Matters. As soon as is practicable after the execution and delivery of this Agreement, the parties hereto will take all action necessary or appropriate to cause NewCo’s directors and officers to consist of those persons identified in Section 1.4(a).
     5.18 Employee Benefits.
          (a) WPC Affected Employees:
     (i) For a period of at least one year following the Effective Time, NewCo shall cause WPC to provide to non-represented employees of WPC and its Subsidiaries immediately prior to the Effective Time who remain employed with WPC, Esmark, NewCo or any of their Subsidiaries (the “WPC Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided pursuant to WPC’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time.
     (ii) At and following the Effective Time, NewCo shall credit all service by the WPC Affected Employees with WPC and its Subsidiaries (and any predecessor entities) prior to the Effective Time to be taken into account for purposes of eligibility and vesting (but not benefit accruals) under any compensation and benefit plans (including any equity-based plans), programs, practices and policies of NewCo (the “Benefit Plans”) in which the WPC Affected Employees may participate.
     (iii) From and after the Effective Time, with respect to all WPC Affected Employees participating in the Benefit Plans, NewCo shall use reasonable commercial efforts to (i) cause, to the extent such conditions would not apply or would have been waived under the WPC Plans, to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of NewCo in which the WPC Affected Employees participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by NewCo.
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          (b) Esmark Affected Employees:
     (i) For a period of at least one year following the Effective Time, NewCo shall cause Esmark to provide to non-represented employees of Esmark and its Subsidiaries immediately prior to the Effective Time who remain employed with Esmark, WPC, NewCo or any of their Subsidiaries (the “Esmark Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided pursuant to Esmark’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time.
     (ii) At and following the Effective Time, NewCo shall credit all service by the Esmark Affected Employees with Esmark and its Subsidiaries (and any predecessor entities) prior to the Effective Time to be taken into account for purposes of eligibility and vesting (but not benefit accruals) under the Benefit Plans in which the Esmark Affected Employees may participate.
     (iii) From and after the Effective Time, with respect to all Esmark Affected Employees participating in the Benefit Plans, NewCo shall use reasonable commercial efforts to (i) cause, to the extent such conditions would not apply or would have been waived under the Esmark Plans, to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of NewCo in which the Esmark Affected Employees participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by NewCo.
     Notwithstanding any of the foregoing, nothing contained in this Section 5.18 in and of itself shall constitute an amendment to any WPC Plan or Esmark Plan that is a welfare benefit plan that is governed by ERISA, and any amendments to such plans to give effect to the provisions of this Section 5.18 shall be in compliance with the terms of such plans and applicable Laws.
     5.19 VEBA Registration Rights Agreement. NewCo shall use reasonable commercial efforts to offer VEBA, as of the Closing Date, registration rights in respect of the shares of NewCo Common Stock to be issued to VEBA in the Combination, on terms no less favorable to VEBA than those contained in the Registration Rights Agreement, dated August 1, 2003, between WPC and VEBA.
     5.20 Ancillary Agreements. Each of the parties hereto shall use reasonable commercial efforts to cause NewCo, and NewCo agrees, to negotiate, execute and deliver on or prior to the Closing Date: (i) a standby purchase agreement with the current stockholders of Esmark that are Funds managed by Franklin Mutual Advisers, LLC (the “FMA Stockholders”) providing for the FMA Stockholders to act as the “standby” purchaser(s) of that number of shares of NewCo Common Stock, if any, by which the aggregate number of shares of NewCo
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Common Stock issued on the exercise of Purchase Rights by stockholders of WPC is less than the Purchase Rights Cap, at a price equal to the Subscription Price and that, in the event fewer than 2,631,579 shares are required to be purchased by the FMA Stockholders as “standby” purchaser(s), granting the FMA Stockholders the right to acquire from NewCo a number of additional shares of NewCo Common Stock equal to such shortfall at the Subscription Price, and having such other terms and conditions mutually agreeable to the parties to such agreement (the “Standby Agreement”); and (ii) a registration rights agreement with the FMA Stockholders (and such other current stockholders of Esmark as the parties shall agree) providing for the registration under the Securities Act (and other applicable securities laws) of sales of the shares of NewCo Common Stock or other securities of NewCo acquired by the FMA Stockholders (and such other persons) pursuant to this Agreement or the Standby Agreement or in any related transaction or otherwise held by the FMA Stockholders (or such other persons) after the Effective Time and having such other terms and conditions mutually agreeable to the parties to such agreement (the “FMA Registration Rights Agreement”).
     5.21 Additional Esmark Equity. Esmark agrees that: (a) the Additional Esmark Equity shall not exceed $100,000,000 without the consent of WPC acting though the Special Committee; and (b) any such offering(s) shall be completed by May 15, 2007.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation to Effect the Combination. The respective obligations of each party hereto to effect the Combination shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. This Agreement and the WPC Merger shall have been approved and adopted by the affirmative vote of at least a majority of the WPC Common Shares outstanding entitled to vote thereon in accordance with applicable Law and the WPC Charter Documents, and this Agreement and the Esmark Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Esmark Common Shares in accordance with applicable Law and the Esmark Charter Documents;
          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Combination under the HSR Act shall have been terminated or shall have expired;
          (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or arbitrator (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Combination or making the consummation of the Combination illegal;
          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;
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          (e) Stock Listing. The shares of NewCo Common Stock deliverable to the stockholders of WPC as contemplated by this Agreement shall have been approved for listing on The Nasdaq Stock Market or The New York Stock Exchange, subject to official notice of issuance;
          (f) Standby Agreement. NewCo and the FMA Stockholders shall have entered into the Standby Agreement;
          (g) Additional Esmark Equity. No dispute pursuant to Section 2.2(d) shall exist regarding the amount of the Additional Esmark Equity.
     6.2 Conditions to Obligations of Esmark. The obligations of Esmark to effect the Combination are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of WPC contained in this Agreement that are qualified as to materiality or WPC Material Adverse Effect shall be true and correct, and the representations and warranties of WPC contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Esmark shall have received a certificate signed on behalf of WPC by the chief executive officer and the chief financial officer of WPC to such effect;
          (b) Performance of Obligations of WPC. WPC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Esmark shall have received a certificate signed on behalf of WPC by the chief executive officer and the chief financial officer of WPC to such effect;
          (c) No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.1(c) shall be in effect;
          (d) Tax Opinion. Esmark shall have received from McGuireWoods LLP, tax counsel to Esmark, an opinion dated as of the Closing Date stating that the Combination should be treated for United States Federal income tax purposes as either (i) a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code. In rendering such opinion, McGuireWoods LLP may rely upon the representations and covenants contained in the certificates of WPC, referred to in Section 5.12;
          (e) Credit Agreements. The ESLGB and the other parties to the Credit Agreements shall have consented to the Combination and the transactions contemplated thereby, and the guarantees of the ESLGB under the Credit Agreements shall remain in full force and effect after the Effective Time;
          (f) FMA Registration Rights Agreement. NewCo and the FMA Stockholders shall have entered into the FMA Registration Rights Agreement.
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          (g) Consents. WPC shall have obtained or caused to have been obtained all consents set forth in Schedule 6.2(g).
     6.3 Conditions to Obligation of WPC. The obligation of WPC to effect the Combination is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Esmark contained in this Agreement that are qualified as to materiality or Esmark Material Adverse Effect shall be true and correct, and the representations and warranties of Esmark contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and WPC shall have received a certificate signed on behalf of Esmark by an executive officer of Esmark to such effect;
          (b) Performance of Obligations of Esmark and NewCo. Esmark, Esmark Merger Sub, WPC Merger Sub and NewCo shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and WPC shall have received a certificate signed on behalf of Esmark by an executive officer of Esmark to such effect; and
          (c) Tax Opinion. WPC shall have received from Buchanan Ingersoll & Rooney PC, tax counsel to the Special Committee, an opinion dated as of the Closing Date and stating that the Combination should be treated for United States Federal income tax purposes as either (i) a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) as an integrated series of transfers under Section 351 of the Code. In rendering such opinion, Buchanan Ingersoll & Rooney PC may rely upon representations and covenants contained in the certificates of WPC, referred to in Section 5.12.
          (d) Working Capital. The Net Working Capital of Esmark shall equal or exceed $100,000,000 plus the amount of any Additional Esmark Equity as of the end of business on the Closing Date reduced by the amount of the Additional Esmark Equity that is approved for use in writing by WPC acting through the Special Committee. For purposes of this Agreement “Net Working Capital” means the amount of the excess of Esmark’s current assets (not including the amount of cash from any Additional Equity) over its current liabilities, as calculated in accordance with GAAP consistently applied.
          (e) Appraisal Rights. As of the Effective Time, holders of not more than five percent (5%) of the outstanding Esmark Common Stock (calculated in accordance with Section 2.1(d) above) shall have perfected appraisal rights under Section 262 of the DGCL.
          (f) Consents. Esmark shall have obtained or caused to have been obtained all consents set forth in Schedule 6.3(f).
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ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
          (a) Mutual Consent. By the mutual written consent of WPC and Esmark duly authorized by each of their respective Boards of Directors; or
          (b) by either of WPC or Esmark:
     (i) if the Combination shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Combination to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;
     (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or
     (iii) if WPC Stockholder Approval shall not have been obtained at the WPC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of WPC to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or
          (c) by Esmark:
     (i) if WPC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by WPC within thirty (30) calendar days following receipt of written notice from Esmark of such breach or failure, except where the failure of such condition would not, in the aggregate, have a WPC Material Adverse Effect or materially impair the ability of WPC to consummate the transactions contemplated herein;
     (ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.1(c) shall be in effect and shall have become final and nonappealable;
     (iii) if (A) a WPC Adverse Recommendation Change shall have occurred or (B) the Board of Directors of WPC (x) shall not have rejected any Takeover Proposal within seven (7) days after the making thereof (including, for these purposes, by taking no position with respect to the acceptance by WPC’s
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stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to reconfirm publicly the WPC Board Recommendation within three (3) days after receipt of a written request from Esmark that it do so; or
     (iv) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a WPC Material Adverse Effect.
          (d) by WPC:
     (i) if Esmark shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is incapable of being cured, or is not cured, by Esmark within thirty (30) calendar days following receipt of written notice from WPC of such breach or failure, except where the failure of such condition would not, in the aggregate, have an Esmark Material Adverse Effect or materially impair the ability of the Esmark to consummate the transactions contemplated herein;
     (ii) prior to WPC obtaining WPC Stockholder Approval, if WPC (A) has materially complied with its obligations under Sections 5.1 and 5.3 and (B) concurrently enters into a definitive WPC Acquisition Agreement providing for a Superior Proposal, provided that WPC may not terminate this Agreement pursuant to this Section 7.1(d)(ii) until at least five (5) calendar days have passed since the date of the most recent WPC Adverse Recommendation Notice;
     (iii) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have an Esmark Material Adverse Effect; or
     (iv) If Esmark Stockholder Approval shall not have been obtained at the Esmark Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof (or by a duly authorized stockholder consent) in accordance with Section 5.1(c) hereof; provided, however, that the right of WPC to terminate this Agreement under this Section 7.1(d)(iv) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3
     7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, the last sentence of Section 5.6(a), Sections 5.9, 5.10, and 7.2, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of
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Esmark, WPC or their respective directors, officers and Affiliates, except that nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     8.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of WPC Stockholder Approval and the Esmark Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the transactions contemplated hereby by the stockholders of WPC and the stockholders of Esmark, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of WPC or the stockholders of Esmark without such approval.
     8.2 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by WPC, Esmark, or NewCo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.3 shall be null and void.
     8.4 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the WPC Disclosure Schedule, the Esmark Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     8.6 Governing Law; Jurisdiction; Waiver of Jury Trial.
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          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
          (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
          (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
     8.7 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Esmark,
Esmark Incorporated
2500 Euclid Avenue
Chicago Heights, IL 60411
Attention: James P. Bouchard, Chief Executive Officer
Facsimile: (708) 756-7220
with a copy (which shall not constitute notice) to:
McGuireWoods LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
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Attention: Scott E. Westwood, Esquire
Facsimile: (412) 402-4191
If to WPC,
Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, WV 26003
Attention: David A. Luptak, Executive Vice President, General Counsel and Secretary
Facsimile: (304) 234-2261
If to the Special Committee,
Independent Committee of the Board of Directors of
Wheeling-Pittsburgh Corporation
c/o
Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, WV 26003
Attention: James Todd, Chairman
Facsimile: (304) 234-2261
with a copy (which shall not constitute notice) to counsel to the Special Committee:
Buchanan Ingersoll & Rooney PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Attention:    Craig S. Heryford, Esquire
Jeremiah G. Garvey, Esquire
Facsimile:     (412) 562-1041
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
     8.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as
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possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     8.10 Definitions.
          (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, in no event shall WPC or any of its Subsidiaries or Joint Ventures (prior to the Effective Time) be considered an Affiliate of Esmark or any of its Subsidiaries, and in no event shall Esmark or any of its Subsidiaries (prior to the Effective Time) be considered an Affiliate of WPC or any of its Subsidiaries or Joint Ventures.
     “Arbiter” means an accounting firm that has material relationship with any of the parties.
     “Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in Pittsburgh, Pennsylvania are authorized or required by Law to be closed.
     “Credit Agreements” means (i) the $250,000,000 Senior Secured Term Loan Agreement, dated July 31, 2003, by WPC and a bank group led by Royal Bank of Canada as administrative agent, which is guaranteed in part by the ESLGB and the West Virginia Housing Development Fund and is due August 1, 2014, as amended, and (ii) the Amended and Restated $225,000,000 Senior Secured Revolving Credit Facility, dated July 8, 2005, by Wheeling-Pittsburgh Steel Corporation and a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation and due July 8, 2009.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Esmark Closing Balance Sheet” means the estimated closing balance sheet of Esmark prepared in accordance with GAAP consistently applied and consistent with Esmark’s historical accounting practices and calculated through the Effective Time.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
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     “Joint Ventures” refers collectively to Wheeling-Nisshin, Inc., a Delaware corporation, Ohio Coatings WPC, an Ohio corporation, Feralloy-Wheeling Specialty Processing WPC, a Delaware corporation and Mountain State Carbon LLC, a Delaware limited liability company, and “Joint Venture” refers to any of the foregoing entities.
     “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers, and all other officers and managers having responsibility relating to the applicable matter. Additionally, references herein as to whether WPC has “Knowledge” or other words or phrases of similar meaning with respect to a given fact, circumstance or matter, such Knowledge of WPC shall include the Knowledge of the persons set forth on Schedule 8.10 hereto.
     “Permitted Liens” means (i) any Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease and (vi) any purchase money security interests;
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
     “Special Committee” means the Special Committee of the Board of Directors of WPC, established on December 5, 2006 with respect to consideration of the transactions contemplated by this Agreement.
     “Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
     “VEBA” means Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust.
     “Walk-Away Date” means October 31, 2007.
     “WPC Stock Plans” means WPC’s 2003 Management Restricted Stock Plan and the WPC Stock Incentive Plan.
     “WPC Stockholder” means a record holder of WPC Common Stock on the record date fixed for the WPC Stockholders Meeting.
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The following terms are defined in the Sections indicated:

Defined Term:	Section:

Additional Esmark Equity	2.1(d)
Adjusted WPC Stock Unit Award	2.8(a)(ii)
Agreement	Preamble
Antitrust Laws	5.4(a)
Arbiter	2.1(d)
Balance Sheet Date	3.5(f)
Bankruptcy and Equity Exception	3.3(a)
Benefit Plans	5.18(a)(ii)
Certificates	2.3
Certificates of Merger	1.1(c)
Closing	1.2
Closing Date	1.2
Code	Recitals
Combination	Recitals
Computer Systems	3.15(f)
Confidentiality Agreement	5.6(a)
Contract	3.3(c)
Copyrights	3.15(a)(iii)
Creditor Reserved Share	3.2(a)
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Agreement and Plan of Merger

Defined Term:	Section:

Derivative Securities	2.8(d)
Earn-Out Shares	4.2(a)
Effective Time	1.1(c)
Election	2.2(b)(iii)
Election Date	2.2(d)
Environmental Laws	3.12(d)(i)
Environmental Liabilities	3.12(d)(ii)
ERISA	3.11(a)
ESLGB	5.14
Esmark	Preamble
Esmark Adjusted Derivative	2.8(b)(i)
Esmark Affected Employees	5.18(b)(i)
Esmark Certificates	2.3
Esmark Charter Documents	4.1(c)
Esmark Collective Bargaining Agreement	4.11(i)
Esmark Common Share	2.1(c)(i)
Esmark Common Stock	4.2(a)
Esmark Derivative	2.8(b)(i)
Esmark Disclosure Schedule	Article IV
Esmark Exchange Amount	2.1(d)
Esmark Financial Statements	4.5(a)
Esmark Indemnitee	5.8(b)
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Defined Term:	Section:

Esmark Intellectual Property	4.15(a)(i)
Esmark Material Adverse Effect	4.1(a)
Esmark Material Contract	4.13(a)(xiv)
Esmark Merger	Recitals
Esmark Merger Consideration	2.1(c)
Esmark Merger Sub	Preamble
Esmark Minimum Equity	6.3(d)
Esmark Plans	4.11(a)
Esmark Policies	4.16
Esmark Preferred Stock	4.2(a)
Esmark Stockholder Approval	4.3(d)
Esmark Stockholder Meeting	5.1(c)
Esmark Subsidiary Documents	4.1 (c)
Esmark Technology	4.15(a)(ii)
Exchange Act	3.4
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Fairness Opinion	3.17
Filed WPC SEC Documents	3.5(e)
FMA Registration Rights Agreement	5.20
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Defined Term:	Section:

FMA Stockholders	5.20
Form of Election	2.2(c)
Form S-4	3.9
Hazardous Materials	3.12(d)(iii)
Indemnitees	5.8(b)
Intellectual Property Rights	3.15 (a)(iii)
Joint Venture Documents	3.1(c)
Laws	3.8(a)
Liens	3.1(b)
Marks	3.15(a)(iii)
Material Adverse Effect	3.1(a)
Multiemployer Plan	3.11(a)
Net Working Capital	6.3(d)
NewCo	Preamble
NewCo Common Stock	2.1(c)(i)
No-Action Letter	5.13(a)
Non-Electing WPC Holders	2.4(a)
Non-Electing WPC Share	2.2(b)
Patents	3.15(a)(iii)
Permits	3.8(a)
Proxy Statement	3.4
Purchase Right	2.1(e)(ii)
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Defined Term:	Section:

Purchase Rights Cap	2.2(h)
Put Consideration	2.1(e)(iii)
Put Electing Share	2.2(g)
Put Election	2.2(b)(iii)
Put Election Cap	2.2(g)
Put Price	2.1(e)(iii)
Put Right	2.1(e)(iii)
Release	3.12(d)(iv)
Representatives	5.3(a)
Restraints	6.1(c)
Rights Consideration	2.1(e)(ii)
Rights Electing Share	2.2(h)
Rights Election	2.2(b)(ii)
Rights Option Period	2.1(e)(ii)
SEC	3.4
Securities Act	3.1(b)
Series A Certificate of Designation	2.1(d)
Series A Conversion Amount	2.1(d)
Software	3.15(a)(iv)
Standby Agreement	5.20
Stock Consideration	2.1(e)(i)
Stock Election	2.2(b)(i)
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Agreement and Plan of Merger

Defined Term:	Section:

Subscription Price	2.1(e)(ii)
Superior Proposal	5.3(d)
Takeover Proposal	5.3(d)
Tax Returns	3.10(o)
Taxes	3.10(o)
Technology	3.15(a)(v)
Trade Secrets	3.15(a)(iii)
Voting Agreement	Recitals
WARN	3.11(k)
WPC	Preamble
WPC Acquisition Agreement	5.3(c)
WPC Adjusted Option	2.8(a)(i)
WPC Adverse Recommendation Change	5.3(c)
WPC Adverse Recommendation Notice	5.3(c)
WPC Affected Employees	5.18(a)(i)
WPC Board Recommendation	5.1(b)
WPC Certificates	2.2(c)
WPC Charter Documents	3.1(c)
WPC Collective Bargaining Agreement	3.11(i)
WPC Common Share	2.1(e)
WPC Common Stock	3.2(a)
WPC Disclosure Schedule	Article III
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Defined Term:	Section:

WPC Exchange Ratio	2.1(e)(i)
WPC Financial Advisor	3.17
WPC Indemnitee	5.8(a)
WPC Intellectual Property	3.15(a)(i)
WPC Material Adverse Effect	3.1(a)
WPC Material Contract	3.13(a)(xv)
WPC Merger	Recitals
WPC Merger Consideration	2.1(e)
WPC Merger Sub	Preamble
WPC Plans	3.11(a)
WPC Policies	3.16
WPC Preferred Stock	3.2(a)
WPC SEC Documents	3.5(a)
WPC Stock Incentive Plan	2.8(a)(i)
WPC Stock Options	2.8(a)(i)
WPC Stock Unit Awards	2.8(a)(ii)
WPC Stockholder Approval	3.3(d)
WPC Stockholders Meeting	5.1(b)
WPC Subsidiary Documents	3.1(c)
WPC Technology	3.15(a)(ii)
WPSC	3.1(b)
     8.11 Interpretation.
          (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or
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Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CLAYTON ACQUISITION CORPORATION			WHEELING-PITTSBURGH CORPORATION
By:	/s/ James P. Bouchard		By:	/s/ David A. Luptak
	Name:	James P. Bouchard		Name:	David A. Luptak
	Title:	President		Title:	Executive Vice President

ESMARK INCORPORATED
			By:	/s/ James P. Bouchard
				Name:	James P. Bouchard
				Title:	Chairman and CEO

WALES MERGER CORPORATION
By:	/s/ James P. Bouchard
	Name:	James P. Bouchard
	Title:	President

CLAYTON MERGER, INC.
By:	/s/ James P. Bouchard
	Name:	James P. Bouchard
	Title:	President
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TABLE OF SCHEDULES AND EXHIBITS
Exhibits

EXHIBIT A	NewCo Charter Documents
EXHIBIT B	WPC Merger Sub Charter Documents
EXHIBIT C	Esmark Merger Sub Charter Documents
EXHIBIT D	Officers of NewCo
EXHIBIT E	Form of Affiliate Agreement
Schedules

Schedule 5.2(a)	Conduct of Business (WPC)
Schedule 5.2(b)	Conduct of Business (Esmark)
Schedule 6.2(g)	WPC Consents
Schedule 6.3(f)	Esmark Consents
Schedule 8.10	Knowledge
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WPC Disclosure Schedules

Section 3.1(b)	Subsidiaries and Joint Ventures
Section 3.2(a)	Outstanding Options or Rights for WPC Common Shares
Section 3.2(b)	Outstanding Subscriptions, Options, Warrants, Etc.
Section 3.3(c)	Noncontravention
Section 3.5(a)	WPC SEC Documents; Undisclosed Liabilities
Section 3.5(e)	WPC SEC Documents; Undisclosed Liabilities
Section 3.5(g)	WPC SEC Documents; Undisclosed Liabilities
Section 3.7	Legal Proceedings
Section 3.8(a)	Compliance with Laws
Section 3.8(b)	Unlawful Payments
Section 3.10(c)	Tax Agreements
Section 3.11(a)	Employee Benefit Plans and Agreements
Section 3.11(g)	Vesting or Acceleration of Employee Benefits
Section 3.11(i)	Collective Bargaining Agreements
Section 3.11(j)	Labor Matters
Section 3.11(l)	Nondeductible Employee Agreements
Section 3.12(a)	Noncompliance with Environmental Laws
Section 3.12(b)	Joint Ventures Relating to Hazardous Materials
Section 3.12(c)	Coal Exposure Claims or Liabilities
Section 3.13(a)	Material Contracts
Section 3.13(b)	Exceptions to Material Contracts
Section 3.14	Title to Properties in Joint Ventures
Section 3.15(b)	Intellectual Property
Section 3.15(c)	Partial Ownership of Intellectual Property Rights
Section 3.16	Insurance
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Esmark Disclosure Schedules

Section 4.1(b)	Subsidiaries
Section 4.2	Outstanding Subscriptions, Options, Warrants, Etc.
Section 4.3(c)	Noncontravention
Section 4.5(b)	Undisclosed Liabilities
Section 4.5(c)	Esmark Financial Statements; Undisclosed Liabilities
Section 4.6	Absence of Certain Changes of Events
Section 4.7	Legal Proceedings
Section 4.8(a)	Compliance with Laws
Section 4.8(b)	Unlawful Payments
Section 4.10(f)	Tax Matters
Section 4.11(a)	Employee Benefit Plans and Agreements
Section 4.11(b)	Employee Benefit Plan Related Documents Exceptions
Section 4.11(e)	Contributions to Employee Benefit Plans Exceptions
Section 4.11(g)	Acceleration and Vesting of Employee Benefits
Section 4.11(i)	Collective Bargaining Agreements
Section 4.11(j)	Labor Matters
Section 4.12	Noncompliance with Environmental Laws
Section 4.13(a)	Material Contracts
Section 4.13(b)	Exceptions to Material Contracts
Section 4.15(b)	Intellectual Property
Section 4.15(c)	Partial Ownership of Intellectual Property Rights
Section 4.16	Insurance
Section 4.18	Internal Accounting Controls
Execution Version
Agreement and Plan of Merger